EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

JW HOMES, LLC,
JW LAND INVESTMENT, LLC

AND

PULTEGROUP, INC.

DATED AS OF December 15, 2015

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1

1.1	Definitions 1

1.2	Interpretive Provisions 19

ARTICLE 2 SALE AND PURCHASE OF ASSETS	21

2.1	Purchased Assets 21

2.2	Excluded Assets 23

2.3	Assumed Liabilities 24

2.4	Excluded Liabilities 25

2.5	Nonassignable Assets 27

ARTICLE 3 CALCULATION OF PURCHASE PRICE AND PAYMENT	29

3.1	Purchase Price. 29

3.2	Purchase Price Adjustment 29

3.3	Company Reserve 31

3.4	Escrow Account 31

3.5	Purchase Price Allocation 33

3.6	Transfer Taxes 34

3.7	Withholding Taxes 34

ARTICLE 4 THE CLOSING	34

4.1	Closing; Closing Date 34

4.2	Transactions to be Effected at the Closing 34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES	37

5.1	Organization; Qualification; Capitalization 37

5.2	Binding Obligation 38

5.3	No Defaults or Conflicts 39

5.4	No Governmental Authorization Required 39

5.5	Financial Statements 39

5.6	Intellectual Property 40

5.7	Compliance with Laws 41

5.8	Contracts 41

5.9	Suppliers and Trade Contractors 43

5.10	Litigation 43

5.11	Taxes 43

5.12	Permits 44

5.13	Employees and Employee Benefit Plans 45

5.14	Environmental Compliance 47

5.15	Owned Real Property 48

5.16	Leased Real Property 51

5.17	Contract Property; Real Estate Purchase Agreements 51

5.18	Home Sale Contracts 52

5.19	Affiliate Transactions 52

5.20	Absence of Certain Changes or Events 52

5.21	Title to Assets; Sufficiency 52

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Page

5.22	Warranties; Product Recalls 53

5.23	Brokers 53

5.24	Exclusivity of Representations 54

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER	54

6.1	Organization 54

6.2	Binding Obligation 54

6.3	No Defaults or Conflicts 54

6.4	No Governmental Authorization Required 55

6.5	Brokers 55

6.6	Sufficient Funds 55

6.7	Litigation 55

6.8	Buyer’s Reliance 55

ARTICLE 7 COVENANTS	56

7.1	Conduct of Business of the Companies 56

7.2	Access to Information; Confidentiality 59

7.3	Environmental Conditions 60

7.4	Public Announcements 63

7.5	Further Assurances 63

7.6	Exclusivity 63

7.7	Employee Matters 63

7.8	Real Estate and Personal Property Taxes 67

7.9	Other Taxes 67

7.10	Bulk Transfer Laws 69

7.11	Title, Survey and Zoning Matters 69

7.12	FIRPTA Certificate 72

7.13	Support Obligations 73

7.14	Change in Corporate Name 74

7.15	Restrictive Covenants 74

7.16	Misdirected Assets 75

7.17	Lanier Joint Venture 75

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER	75

8.1	Representations and Warranties Accurate 75

8.2	Performance 76

8.3	Officer’s Certificate 76

8.4	Legal Prohibition 76

8.5	Governmental Approvals 76

8.6	Escrow Agreement 76

8.7	Closing Escrow Agreement 76

8.8	Transition Services Agreement 77

8.9	Warranty Services Agreement 77

8.10	Owned Office Space Leases 77

8.11	Absence of Material Adverse Effect 77

8.12	Transferability of Properties 77

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES	77

9.1	Representations and Warranties Accurate 77

9.2	Performance 78

Page

9.3	Officer’s Certificate 78

9.4	Legal Prohibition 78

9.5	Governmental Approvals 78

9.6	Escrow Agreement 78

9.7	Closing Escrow Agreement 78

9.8	Transition Services Agreement 78

9.9	Warranty Services Agreement 78

9.10	Owned Office Space Leases 78

9.11	Transferability of Properties 79

ARTICLE 10 TERMINATION	79

10.1	Termination 79

10.2	Survival After Termination 80

ARTICLE 11 INDEMNIFICATION; REMEDIES; RECOURSE	80

11.1	Survival 80

11.2	Indemnification by the Companies; Indemnification by the Buyer. 80

11.3	Limitations on Indemnification 81

11.4	Indemnification Claim Process 83

11.5	Indemnification Procedures for Non-Third Party Claims 84

11.6	Exclusive Remedy 85

11.7	Calculation of Losses; Limitations 85

11.8	Tax Treatment of Indemnity Payments 85

11.9	Subrogation 85

11.10	Release 86

11.11	No Recourse 86

11.12	Specific Performance 86

ARTICLE 12 MISCELLANEOUS	87

12.1	Expenses 87

12.2	Amendment 87

12.3	Entire Agreement 87

12.4	Headings 87

12.5	Notices 87

12.6	Exhibits and Schedules 89

12.7	Waiver 89

12.8	Binding Effect; Assignment 89

12.9	No Third Party Beneficiary 89

12.10	Counterparts 89

12.11	Governing Law and Jurisdiction 90

12.12	Consent to Jurisdiction and Service of Process 90

12.13	WAIVER OF JURY TRIAL 90

12.14	Severability 90

EXHIBITS
Exhibit A        Purchase Price
Exhibit B        Book Value Notes
Exhibit C        Book Value and Premium Allocation
Exhibit D         Escrow Agreement
Exhibit E        Transition Services Agreement
Exhibit F        Warranty Services Agreement
Exhibit G        Form of Special Warranty Deeds
Exhibit H        Form of Owned Office Space Leases
Exhibit I        Form of Assignment and Assumption Agreement
Exhibit J        Form of Owner’s Affidavit and GAP Indemnity
Exhibit K        Form of Non-Imputation Affidavit and Indemnity
SCHEDULES

Schedule 1.1(b)	Permitted Encumbrances

Schedule 2.1(f)	Other Assigned Contracts

Schedule 2.2(e)	Specifically Excluded Assets

Schedule 2.2(h)	Excluded IT Assets

Schedule 5.1	Organization; Qualification; Capitalization

Schedule 5.3	Company Defaults or Conflicts

Schedule 5.6(a)	Intellectual Property Rights

Schedule 5.6(b)	Limitation on Intellectual Property Rights

Schedule 5.6(c)	Violations of Other Parties’ Intellectual Property Rights

Schedule 5.8(a)	Material Contracts

Schedule 5.8(b)	Material Contracts

Schedule 5.8(c)	Material Contracts

Schedule 5.9	Supplier and Trade Contractors

Schedule 5.10	Litigation

Schedule 5.11	Tax Filing Issues

Schedule 5.12	Permit Issues

Schedule 5.13(a)	Material Company Plans

Schedule 5.13(b)	ERISA Compliance

Schedule 5.13(f)	Compensation Triggered by Transaction

Schedule 5.13(h)	Employee Claims

Schedule 5.15(a)	Owned Real Property

Schedule 5.15(b)	Exceptions Regarding Utility Availability

Schedule 5.15(c)	Homebuilding Property Obligations

Schedule 5.15(e)	Flood Plain

Schedule 5.15(f)	Public Improvements or Takings or Legal Actions Creating Burden on Property

Schedule 5.15(g)	Violations of Encumbrances by Improvements

Schedule 5.15(h)	Improvements Maintained in Accordance with Law

Schedule 5.15(i)	Exceptions Regarding Ability to Obtain Building Permits

Schedule 5.15(j)	Special Fees or Contributions

Schedule 5.15(k)	Regulated Owned Real Property

Schedule 5.15(l)	Mechanics Liens

Schedule 5.16	Leased Real Property

Schedule 5.17	Real Estate Purchase Agreements and Contract Properties

Schedule 5.18	Home Sale Contracts

Schedule 5.19	Affiliate Transactions

Schedule 5.20	Absence of Certain Changes

Schedule 5.21(a)	Exceptions to Title to Non-Real Property Assets

Schedule 5.21(b)	Other Assets Required to Conduct Business

Schedule 5.22(a)	Warranties

Schedule 6.3	Buyer Defaults or Conflicts

Schedule 6.4	Buyer Governmental Authorizations Required

Schedule 7.1	Conduct of Business of the Companies

Schedule 7.1(b)(ii)	Budgeted Capital Expenditures

Schedule 7.3(b)	Known Environmental Conditions

Schedule 7.7(e)	Severance Schedule

Schedule 7.8	Real Property and Personal Property Taxes

Schedule 7.13(a)	Cash Bonds

Schedule 7.13(b)	Letters of Credit

Schedule 7.13(c)	Insured Bonds

Schedule 7.15(a)	Non-Solicitation of Certain Employees

Schedule 8.5	Governmental Approvals

v

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2015, by and among JW Homes, LLC, a Delaware limited liability company (“JW Homes”), JW Land Investment, LLC, a Delaware limited liability company (“JW Land” and together with JW Homes, the “Companies”), and PulteGroup, Inc., a Michigan corporation (the “Buyer”).
RECITALS
WHEREAS, the Companies and their respective Subsidiaries are engaged in the residential homebuilding business, which includes the purchase and sale of residential real estate and the construction, marketing and sale of homes, and the Specified Entities are engaged in the purchase and sale of residential real estate, all within certain markets in Georgia, North Carolina, South Carolina and Tennessee (collectively, the “Business”).
WHEREAS, the Companies wish to sell to the Buyer, and the Buyer wishes to purchase from the Companies, substantially all of the assets, including real property, used in or related to the Business, and in connection therewith the Buyer is willing to assume certain liabilities of the Companies and their respective Subsidiaries relating thereto, all upon the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS
1.1    Definitions.
(a)    Index of Terms.

Term	Section
Accounting Firm	1.1(b)
Affiliate	1.1(b)
Agreement	Preamble
Allocation Objection Notice	3.5
Allocation Schedule	3.5
Antitrust Laws	1.1(b)
Applicable Employees	7.7(b)
Assigned Contracts	1.1(b)
Assignment and Assumption Agreement	1.1(b)

Term	Section
Assumed Liabilities	2.3
ASTM	1.1(b)
Audited Balance Sheet	1.1(b)
Base Book Value Amount	1.1(b)
Basket Amount	11.3(b)
Benefit Plan	1.1(b)
BHI	1.1(b)
Book Value	1.1(b)
Book Value Decrease	1.1(b)
Book Value Estimate	3.1(c)
Book Value Increase	1.1(b)
Book Value Notes	1.1(b)
Buildable Area	1.1(b)
Business	Recitals
Business Day	1.1(b)
Buyer	Preamble
Buyer Adjustment Amount	3.2(c)(ii)
Buyer Closing Certificate	9.3
Buyer Indemnitee	1.1(b)
Buyer Severance Cost	7.7(e)
Buyer-Apportioned Transfer Taxes	3.6
Cash	1.1(b)
Cash Bonds	7.13(a)
CC&Rs	1.1(b)
Claims Notice	11.4(b)
Closing	4.1
Closing Book Value	1.1(b)
Closing Date	4.1
Closing Escrow Agreement	1.1(b)
COBRA	1.1(b)
COBRA Coverage	7.7(h)
COBRA-Eligible Individuals	7.7(h)
Code	1.1(b)
Companies	Preamble
Company Accounting Methodology	1.1(b)
Company Adjustment Amount	3.2(c)(i)
Company Closing Certificate	8.3
Company Homebuilding Property	1.1(b)
Company Indemnitee	1.1(b)
Company Owned Real Property	1.1(b)
Company Plan	1.1(b)

Term	Section
Company Representations	11.1
Company Severance Costs	7.7(e)
Company Subsidiaries	1.1(b)
Company-Apportioned Transfer Taxes	3.6
Confidentiality Agreement	7.2(b)
Consents	1.1(b)
Construction Contract	1.1(b)
Contest	7.9(f)
Contract	1.1(b)
Contract Property	1.1(b)
Cut-Off Date	11.1
Data Room	6.8
date hereof	1.1(b)
date of this Agreement	1.1(b)
Delayed Transfer Asset	2.5(g)
Delayed Transfer Book Value Reduction Amount	1.1(b)
Delayed Transfer End Date	2.5(h)
Delayed Transfer Premium Reduction Amount	1.1(b)
Delayed Transfer Property	1.1(b)
Delayed Transfer Reduction Amount	1.1(b)
Determination Date	3.2(c)
Encumbrance	1.1(b)
Environment	1.1(b)
Environmental Assessment	7.3(a)(ii)
Environmental Claim	1.1(b)
Environmental Condition	1.1(b)
Environmental Issue Asset	7.3(c)
Environmental Laws	1.1(b)
Equitable Exceptions	1.1(b)
ERISA	1.1(b)
ERISA Affiliate 1	1.1(b)
Escrow Agent	1.1(b)
Escrow Agreement	1.1(b)
Estimated Purchase Price	3.1(a)
Evaluation Material	7.2(b)
Everton Adjustment Amount	1.1(b)
Excluded Assets	2.2
Excluded IT Assets	2.2(h)
Excluded Liabilities	2.4
Existing Leases	1.1(b)
Final Book Value	1.1(b)

Term	Section
Final Book Value Decrease	1.1(b)
Final Book Value Increase	1.1(b)
Final Purchase Price	3.2(c)
Final Statement	3.2(a)
Financial Statements	1.1(b)
First Release Date	3.4(b)
First Release Date Reserved Amount	3.4(b)
Fraud	1.1(b)
GAAP	1.1(b)
Governmental Authority	1.1(b)
Hazardous Substance	1.1(b)
HOA	1.1(b)
Home Sale Contract	1.1(b)
Homebuilding Property	1.1(b)
HSR Act	1.1(b)
Improvements	5.15(g)
Inactive Employee	1.1(b)
Indebtedness	1.1(b)
Indemnified Taxes	7.9(a)
Indemnitees	1.1(b)
Indemnitor	1.1(b)
Indemnity Escrow Account	3.4(a)
Indemnity Escrow Amount	3.4(a)
Initial Employment Period	7.7(d)
Initial Objection Date	7.11(b)
Initial Objection Notice	7.11(b)
Insured Bonds	7.13(c)
Intellectual Property	1.1(b)
Interim Balance Sheet	1.1(b)
IP License	5.6(a)
IRS	1.1(b)
JW Homes	Preamble
JW Homes Interim Balance Sheet	1.1(b)
JW Land	Preamble
JW Land Interim Balance Sheet	1.1(b)
JW Parent	1.1(b)
JWH Warranty	1.1(b)
knowledge of the Buyer	1.1(b)
knowledge of the Companies	1.1(b)
Known Environmental Condition	1.1(b)
Leased Real Property	1.1(b)

Term	Section
Legal Requirements	1.1(b)
Letters of Credit	7.13(b)
Losses	11.2(a)
Material Adverse Effect	1.1(b)
Material Contracts	1.1(b)
Material Exceptions	7.11(b)
Material Initial Exceptions	7.11(b)
Material Supplemental Exceptions	7.11(b)
Minimum Goodwill Allocation Amount	1.1(b)
Misdirected Assets	7.16
Multiemployer Plan	1.1(b)
Nonassignable Asset	2.5(a)
Notice of Disagreement	3.2(b)
Objection Notices	7.11(b)
Other Contracts	1.1(b)
Owned Office Space	1.1(b)
Owned Office Space Leases	1.1(b)
Owned Real Property	1.1(b)
Permits	5.12
Permitted Encumbrances	1.1(b)
Permitted Exceptions	7.11(d)
Person	1.1(b)
Phase One	1.1(b)
Phase Two	7.3(a)(ii)
Project-Specific Road Dedications	5.15(f)
Property Review Documents	7.11(b)
Property Zoning Report	1.1(b)
Purchased Assets	2.1
Real Estate Purchase Agreement	1.1(b)
Real Property	1.1(b)
Recognized Environmental Condition	1.1(b)
Registered Intellectual Property	5.6(a)
Reserve Amount	3.3
Reserve Release Date	3.3
Response and Remediation	1.1(b)
Response Period	3.5
Retained Employees	7.7(b)
Scheduled Contracts	1.1(b)
Second Release Date	3.4(c)
Second Release Date Reserved Amount	3.4(c)
Services Deduction Amount	1.1(b)

Term	Section
Severance Schedule	7.7(e)
Specifically Excluded Assets	2.2(e)
Specified Entity	1.1(b)
Specified Entity Homebuilding Property 1	1.1(b)
Specified Entity Owned Real Property	1.1(b)
Specified Representations	1.1(b)
Straddle Period	1.1(b)
Subsidiary	1.1(b)
Supplemental Objection Notice	7.11(b)
Surveys	1.1(b)
Tax	1.1(b)
Tax Authority	1.1(b)
Tax Indemnified Party	7.9(d)
Tax Indemnifying Party	7.9(d)
Tax Indemnity Notice	7.9(d)
Tax Returns	1.1(b)
Termination Date	10.1(b)
Third Party Claim	1.1(b)
Title Commitment	7.11(a)
Title Commitments	7.11(a)
Title Company	1.1(b)
Title Documents	7.11(e)
Title Issue Asset	7.11(f)
Title Policy	1.1(b)
Transaction Agreements	1.1(b)
Transfer Tax	1.1(b)
Transition Services Agreement	1.1(b)
Unaudited Financial Statements	1.1(b)
WARN	1.1(b)
Warranty Liabilities	1.1(b)
Warranty Services Agreement	1.1(b)
Willful Breach	1.1(b)
WSR HV	1.1(b)

(b)    Certain Defined Terms. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
“Accounting Firm” means KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon, in writing, by the Companies and the Buyer.
“Affiliate” means as to any Person (a) any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person, and (b) any other

Person who is a director, officer, partner or principal of such first Person or of any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such first Person whether by ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Assigned Contracts” means, collectively, the Material Contracts, the Real Estate Purchase Agreements, the Home Sale Contracts as of the Closing Date, the Existing Leases, the IP Licenses, the Other Contracts and any contract or agreement set forth on Schedule 2.1(f).
“Assignment and Assumption Agreement” means an instrument of assignment and assumption by which the Companies assign the Purchased Assets (including the equity interests of the Specified Entities and BHI) and the Buyer assumes the Assumed Liabilities, in substantially the form attached hereto as Exhibit I.
“ASTM” means the American Society for Testing and Materials.
“Audited Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.
“Base Book Value Amount” means an amount equal to $319,663,011, determined in accordance with Exhibit A.
“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock or unit option or other equity-based compensation, stock purchase, performance, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, profit sharing, pension, retirement, savings, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, welfare, retiree welfare or other employee benefit plan, agreement, commitment, arrangement, program, or policy, whether written or oral and whether or not subject to ERISA.
“BHI” means Builder Homesite, Inc., a Delaware corporation.
“Book Value” means, at any date, the book value of the consolidated assets of each Company and each Company Subsidiary, including the value of the equity interests in the Specified Entities and BHI owned by any Company or any Company Subsidiary, as of such date, which assets shall include only the line items set forth on Exhibit A and no other assets.
“Book Value Decrease” shall exist when (and shall be equal to the amount by which) the Base Book Value Amount exceeds the Book Value Estimate.
“Book Value Increase” shall exist when (and shall be equal to the amount by which) the Book Value Estimate exceeds the Base Book Value Amount.

“Book Value Notes” means, collectively, the Company Accounting Methodology and the methodologies and notes shown under the heading “Book Value Notes” on Exhibit B; provided that in the event of any conflict between the Company Accounting Methodology and the rules under the heading “Book Value Notes” on Exhibit B, the rules under the heading “Book Value Notes” on Exhibit B shall apply.
“Buildable Area” means, with respect to any lot, the area where a home may be constructed in compliance with applicable Legal Requirements.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank is authorized or required by law or executive order to close.
“Buyer Indemnitee” means the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, partners and members.
“Cash” means cash and cash equivalents, including cash in hand, positive bank balances, security deposits, restricted cash, cash deposit accounts and other cash accounts held by the Companies and the Company Subsidiaries, adjusted for outstanding checks and deposits in transit.
“CC&Rs” means a declaration of covenants, conditions and restrictions recorded as an agreement or encumbrance affecting any of the Homebuilding Property.
“Closing Book Value” means the Book Value as of 12:01 a.m. Eastern Time on the Closing Date.
“Closing Escrow Agreement” means that certain escrow instruction letter by and among the Title Company, the Buyer and the Companies dated as of the Closing Date relating to the conveyance of the Homebuilding Property on the Closing Date.
“COBRA” means continuing group health plan coverage required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state or local law.
“Code” means the Internal Revenue Code of 1986.
“Company Accounting Methodology” means GAAP, applied on a basis consistent with the principles, methods and practices utilized in preparing the Audited Balance Sheet.
“Company Homebuilding Property” means the Company Owned Real Property and any Contract Property, the rights to purchase which are held by any Company or any Company Subsidiary.
“Company Indemnitee” means each Company, its respective Affiliates and its and their respective officers, directors, employees, shareholders, partners and members.
“Company Owned Real Property” means the real property (including developed land and lots, undeveloped land and other parcels of land, including parcels in use for ongoing development projects, model homes and houses under construction) owned by any Company or any Company Subsidiary and used in or relating to the Business, other than any such real property that constitutes an Excluded Asset.
“Company Plan” means any Benefit Plan under which any current or former employee, consultant or independent contractor of any Company or any Company Subsidiary has any present or future right to compensation or benefits, to which any Company or any Company Subsidiary is a party or has an obligation to contribute, that is maintained, sponsored or contributed to by any Company or any Company Subsidiary or with respect to which any Company or any Company Subsidiary has any liability (contingent or otherwise), other than any Multiemployer Plan.
“Company Subsidiaries” means the Subsidiaries of the Companies that are involved in or relate to the Business.
“Consents” means all consents, permits, ratifications, authorizations, waivers of rights of first refusal or repurchase or similar rights, or approvals of any Person necessary (a) to transfer any of the Purchased Assets to the Buyer or otherwise to consummate the transactions contemplated hereby, (b) to allow the Buyer to own and operate the Business in substantially the same manner that the Companies own and operate the Business as of the Closing Date and (c) for the Buyer to assume any of the Assigned Contracts.
“Construction Contract” means a Contract with a supplier, trade contractor, land development contractor, utility company, engineer, architect, designer, consultant or other construction-related vendor for the development of land or for the design and construction of homes.
“Contract” means any written contract, agreement, instrument or purchase order (i) to which any Company, any Company Subsidiary or any Specified Entity is party that is used in or relates to the Business or (ii) to which any of the Purchased Assets are bound or subject. The term “Contract” specifically excludes professional services engagements of the Company, any Company Subsidiary or any Specified Entity with attorneys, accountants, auditors, tax consultants and benefit plan consultants.
“Contract Property” means any real property that is subject to a Real Estate Purchase Agreement.
“date hereof” and “date of this Agreement” means the date first written above.
“Delayed Transfer Book Value Reduction Amount” shall have the meaning as set forth in the definition of Delayed Transfer Reduction Amount.
“Delayed Transfer Premium Reduction Amount” shall have the meaning as set forth in the definition of Delayed Transfer Reduction Amount.
“Delayed Transfer Property” means, collectively, the Delayed Transfer Assets, the Environmental Issue Assets and the Title Issue Assets.
“Delayed Transfer Reduction Amount” means, with respect to any Homebuilding Property that is treated as a Delayed Transfer Property, an amount equal to the sum of (x) the Book Value of, in the case of a Company Homebuilding Property, the neighborhood (as set forth in Exhibit C) that contains such Company Homebuilding Property or, in the case of a Specified Entity Homebuilding Property, the equity interests of the Specified Entity that owns such Specified Entity Homebuilding Property, in each case, as set forth on Exhibit C (with respect to such Homebuilding Property, the “Delayed Transfer Book Value Reduction Amount”) and (y) any portion of the premium attributable to, in the case of a Company Homebuilding Property, the neighborhood (as set forth in Exhibit C) that contains such Company Homebuilding Property or, in the case of a Specified Entity Homebuilding Property, the equity interests of the Specified Entity that owns such Specified Entity Homebuilding Property, in each case, as set forth on Exhibit C (with respect to such Homebuilding Property, the “Delayed Transfer Premium Reduction Amount”).
“Encumbrance” means any and all liens (statutory or other), encumbrances, charges, mortgages, options, pledges, security interests, hypothecations, easements, rights-of-way, covenants, defects in title, restrictions or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.
“Environment” means any environmental medium or natural resource, including ambient air (including indoor air), surface water, groundwater, drinking water, sediment and surface and subsurface strata.
“Environmental Claim” means any written claim or demand, notice of noncompliance or violation or commencement of legal proceedings by any Governmental Authority or Person alleging liability arising under any Environmental Law.
“Environmental Condition” means any material Recognized Environmental Condition identified in any Phase One of any Homebuilding Property, other than any Known Environmental Condition.
“Environmental Laws” means any applicable United States federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance, code, policy (to the extent such policy is binding on the applicable Governmental Authority or the Purchased Assets) or rule of common law and any judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment or the use, handling, transport, disposal, release of or exposure of any Person to any Hazardous Substance.
“Equitable Exceptions” means, collectively, (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with a Person pursuant to Section 414(b), (c), (m) or (o) of the Code or pursuant to Section 4001(b) of ERISA.
“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form attached as Exhibit D.
“Everton Adjustment Amount” means $195,000.
“Existing Leases” means, collectively, all leases, subleases or licenses of Leased Real Property under which any Company or any Company Subsidiary is the tenant, subtenant or licensee, as set forth on Schedule 5.16.
“Final Book Value” means the Closing Book Value as finally agreed or determined in accordance with Section 3.2(b).
“Final Book Value Decrease” shall exist when (and shall be equal to the amount by which) the Base Book Value Amount exceeds the Final Book Value.
“Final Book Value Increase” shall exist when (and shall be equal to the amount by which) the Final Book Value exceeds the Base Book Value Amount.
“Financial Statements” means (i) the audited consolidated balance sheet of JW Homes and its Subsidiaries (the “Audited Balance Sheet”), and the related consolidated statements of income and cash flows of JW Homes and its Subsidiaries for the year ended November 30, 2014, together with the notes and schedules thereto, (ii) the unaudited consolidated balance sheet of JW Homes and its Subsidiaries as of November 30, 2015 (the “JW Homes Interim Balance Sheet”) and the related consolidated statements of income and cash flows of JW Homes and its Subsidiaries for the twelve (12) months ended November 30, 2015, (iii) the unaudited balance sheet of JW Land, and the related statements of income and cash flows of JW Land for the year ended November 30, 2014, and (iv) the unaudited balance sheet of JW Land as of November 30, 2015 (the “JW Land Interim Balance Sheet”, and together with the JW Homes Interim Balance Sheet, the “Interim Balance Sheet”) and the related statements of income and cash flows of JW Land for the twelve (12) months ended November 30, 2015, in each case, prepared in accordance with GAAP applied on a basis consistent with past practice (the financial statements referred to in the foregoing clauses (ii), (iii) and (iv), collectively, the “Unaudited Financial Statements”).
“Fraud” means, with respect to any Person, an actual and intentional fraud with respect to the making of any of the representations and warranties contained in this Agreement.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.
“Hazardous Substance” means any toxic substance, hazardous substance, material or waste, dangerous substance, pollutant, contaminant, petroleum, petroleum based substance, radioactive material, asbestos or asbestos-containing material or PCBs, including any substance defined as such or regulated or giving rise to liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof.
“HOA” means any homeowner, property owner, or similar association created under the CC&Rs for each individual community of the Homebuilding Property.
“Homebuilding Property” means the Owned Real Property and the Contract Property.
“Home Sale Contract” means, as of any date of determination, any written contract or agreement for the sale of homes or lots to home buyers by any Company or any Company Subsidiary used in or related to the Business or for the construction of a home on a lot owned by a home buyer in effect on such date of determination and under which (x) the sale of the applicable home has not closed prior to such date of determination or (y) the construction of the applicable home on a lot owned by a home buyer has not been completed prior to such date of determination (as evidenced by the fact that no certificate of occupancy has been issued).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Inactive Employee” means any Applicable Employee who is on an approved paid or unpaid leave of absence, such as a military, maternity or medical leave of absence, or leave under the Family and Medical Leave Act, on the Closing Date; provided that, except as otherwise provided by a Legal Requirement, in order to be considered an Inactive Employee, any Applicable Employee who is on a paid or unpaid leave of absence other than military leave must be released to return to active employment within three (3) months of the Closing Date.
“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments (but excluding all deferred purchase price and lot “true-up” amounts with respect to any Homebuilding Property), (iii) indebtedness evidenced by any note, bond (other than any performance bond or similar instrument), debenture, mortgage or other debt instrument or debt security, (iv) payment obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, and (vii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” costs or similar payments associated with the repayment of such Indebtedness on the Closing Date to the extent paid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) trade payables, accrued expenses, customer deposits or warranty reserves, (B) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (C) any intercompany Indebtedness of or among the

Companies or the Company Subsidiaries, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) any deferred revenue, (F) all liabilities under any agreement between any Company or any Company Subsidiary, on the one hand, and the Buyer or any of its Affiliates, on the other hand and (G) any deferred purchase price and lot “true-up” amounts with respect to any Homebuilding Property.
“Indemnitees” means, collectively, the Company Indemnitees and the Buyer Indemnitees.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Intellectual Property” means all registered or unregistered patents, trademarks and service marks, trade names, logos, URLs and Internet domain names, copyrights, computer software programs, industrial designs, inventions, proprietary know-how, confidential business information, business methods, electronic databases, trade secrets and other intellectual property.
“Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.
“IRS” means the United States Internal Revenue Service.
“JW Homes Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.
“JW Land Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.
“JW Parent” means Residential Partners, LLC, a Delaware limited liability company.
“JWH Warranty” means the Companies’ warranties, as listed on Schedule 5.22(a).
“knowledge of the Buyer” or any similar phrase means the actual knowledge, after reasonable inquiry, of Peter Keane, Steve Schlageter, Mike Schweninger, Matt Phillipoff, David Carrier, Jon Cherry, Charlie Tipton, Casey Hill and Bruce Robinson.
“knowledge of the Companies” or any similar phrase means the actual knowledge, after reasonable inquiry, of Gregory Huff, J.T. McMickle, Joel S. Reed, Daniel Green, Dave Roberts, Jeff Kingsfield, James Huffman, Terry Montgomery, Andrew McCoy and Dan Marro.
“Known Environmental Condition” means any Environmental Condition listed on Schedule 7.3(b).
“Leased Real Property” means all real property used in or relating to the Business, other than any such real property that constitutes an Excluded Asset, that is subject to any lease, sublease or license of real property under which any Company or any Company Subsidiary is the tenant, subtenant or licensee.

“Legal Requirements” means applicable common law and any applicable law, international treaty, statute, ordinance, zoning ordinance or variance, subdivision ordinance, rule, regulation, code, executive order, standard, official norm, criteria, guideline, requirement or procedure enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable order, all as in effect from time to time.
“Material Adverse Effect” means any event, change, effect, condition, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Business, Purchased Assets or the results of operations of the Companies and the Company Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations or assets to the extent arising out of or attributable to (i) conditions or effects that generally affect the industries in which the Companies and the Company Subsidiaries operate (including legal and regulatory changes), (ii) general economic conditions or effects affecting the United States, (iii) general residential homebuilding market conditions affecting Georgia, North Carolina, South Carolina or Tennessee, (iv) effects resulting from changes affecting financial, banking, securities or commodities markets (including in each of clauses (i), (ii), (iii) and (iv) above, any such effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (v) acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), (vi) effects arising from changes or proposed changes in laws, rules, regulations or accounting principles, (vii) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates, including the loss of any customers, suppliers or employees, (viii) effects resulting from compliance with the terms and conditions of this Agreement by any Company or any of the Company Subsidiaries (excluding actions or inactions expressly required by Section 7.1(a)) or consented to in writing by the Buyer, (ix) the failure of the Business to meet any projects or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect) or (x) any breach of this Agreement by the Buyer; provided, however, that any event, change, effect, condition, circumstance or development referred to in clauses (i) through (vi) shall be excluded only to the extent such matters do not disproportionately adversely impact the Business as compared to other participants in the industry in which the Companies operate (in which case only the incremental disproportionate adverse impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Business, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Business.
“Material Contracts” means the Contracts set forth on Schedule 5.8.
“Minimum Goodwill Allocation Amount” means $40,000,000 for the total consideration allocated to goodwill, trademarks, trade names or any other similar intangible assets that may be identified, which may be reduced by an amount equal to the product of (x) $40,000,000, multiplied by (y) a fraction, the numerator of which is the aggregate of all Delayed Transfer Reduction Amounts, if any, and the denominator of which is the sum of (i) the Base Book Value Amount and (ii) $110,000,000.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.
“Other Contracts” means Contracts (including Construction Contracts) that are not Scheduled Contracts or Material Contracts, other than any such Contract to which a Specified Entity is party.
“Owned Office Space Leases” means the leases between the applicable Company or Company Subsidiary and the Buyer or a designated Affiliate of the Buyer with respect to the Owned Office Space, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H.
“Owned Office Space” means, collectively, Suites 502 and 503b of Building 500 of Dunes West Commons and all of Thomas Lynch Hall at Dunes West.
“Owned Real Property” means the Company Owned Real Property and the Specified Entity Owned Real Property.
“Permitted Encumbrances” means, (i) Encumbrances granted pursuant to any Indebtedness of any Company or any Company Subsidiary (which Encumbrances shall be removed or agreed to be removed by the holder thereof on or before the Closing Date), (ii) Encumbrances disclosed in the Financial Statements or listed on Schedule 1.1(b), (iii) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Business that are not yet due and payable or have been bonded over, (v) Encumbrances under applicable securities laws, (vi) Encumbrances securing rental payments under capitalized leases, (vii) with respect to the Leased Real Property, Encumbrances in favor of the lessors or sublessors or any Encumbrances on the fee or other superior interest, (viii) zoning, building, subdivision, land use or environmental regulations or other similar laws or restrictions which are not violated by the current or proposed use of the Real Property, (ix) easements, rights of way, restrictions and other similar Encumbrances that do not (A) adversely affect title to the applicable Purchased Asset more than to a de minimis extent, (B) detract from the value of the applicable Purchased Asset more than to a de minimis extent or (C) materially impair the current or proposed use of the applicable Purchased Asset, (x) Encumbrances securing any obligation of any Company, any Company Subsidiary or any Specified Entity to pay any deferred purchase price or lot “true-up” amount with respect to any Homebuilding Property and (xi) the Permitted Exceptions.
“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
“Phase One” means a Phase One Environmental Site Assessment, as that term is defined in the ASTM Standard E-1527-13, of any Homebuilding Property.
“Property Zoning Report” means a property zoning report for each parcel of Housing Property obtained by the Buyer pursuant to this Agreement in form and substance reasonably acceptable to the Buyer.

“Real Estate Purchase Agreement” means an agreement to acquire real property or an option or right of first refusal to acquire, or contractual obligation to purchase, real property, entered into by a Company, a Company Subsidiary or Specified Entity in connection with the Business.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Recognized Environmental Condition” shall have the meaning ascribed to it in the ASTM Standard E-1527-13.
“Response and Remediation” means, with respect to any Environmental Condition, such commercially reasonable follow-up investigation, including sampling or other testing, appropriate to confirm whether there has been a release of a Hazardous Substance or there is present at any Owned Real Property Hazardous Substances in a condition violating Environmental Laws or in concentrations requiring removal, abatement, response, investigation, cleanup and/or monitoring activities, including any investigation, study, assessment, testing, modeling, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, or the installation and operation of remediation systems, in each case to the extent required under Environmental Laws to correct, abate or remove such violation or remediate such Environmental Condition to a degree sufficient to receive a “No Further Action” letter (or the equivalent) from a relevant Governmental Authority, where such a letter is required by Environmental Laws, or otherwise receive an opinion or certification by a qualified third party consultant as now compliant with Environmental Laws or now meeting relevant cleanup objectives of the relevant Governmental Authority applicable to residential properties.
“Scheduled Contracts” means (i) Real Estate Purchase Agreements, (ii) Home Sale Contracts, (iii) Company Plans, (iv) Existing Leases and (v) IP Licenses.
“Services Deduction Amount” means $2,000,000, as consideration for the services to be performed by the Buyer and its Affiliates pursuant to the Transition Services Agreement and the Warranty Services Agreement.
“Specified Entity” means each Person set forth on Schedule 5.1 and designated as a “Specified Entity” thereon.
“Specified Entity Homebuilding Property” means the Specified Entity Owned Real Property and any Contract Property, the rights to purchase which are held by a Specified Entity.
“Specified Entity Owned Real Property” means the real property (including developed land and lots, undeveloped land and other parcels of land, including parcels in use for ongoing development projects, model homes and houses under construction) owned by a Specified Entity.
“Specified Representations” means, the representations and warranties set forth in Section 5.1(a), (b) and (c) (Organization; Qualification; Capitalization), Section 5.2 (Binding Obligation), Section 5.21(a) (Title to Assets), Section 5.23 (Brokers), Section 6.1 (Organization), Section 6.2 (Binding Obligation) and Section 6.5 (Brokers).

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management; provided, however, that notwithstanding anything to the contrary contained herein, neither any of the Specified Entities nor BHI shall constitute a Subsidiary of any Company (or of any Subsidiary of any Company).
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Surveys” means a survey made in accordance with the 2011 minimum standard detail requirements for ALTA/ACSM Land Title Survey, jointly established and adopted by ALTA and NSPS, and includes Table A Items 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10(a), 11(a), 13, 14, 16, 17, 18, 19, 20(a) and 21 for each parcel of Homebuilding Property certified to the Buyer and the Title Company obtained by the Buyer pursuant to this Agreement in form and substance reasonably acceptable to the Buyer.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, value added, ad valorem, transfer, stamp, or environmental tax (including taxes under Section 59A of the Code), or any other tax, together with any interest or penalty, addition to tax or additional amount imposed by any Tax Authority; and (ii) any liability of the Companies for the payments of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Companies under any Tax sharing agreement or Tax indemnity agreement, other than commercial contracts the principal purpose of which is unrelated to taxes.
“Tax Authority” means a supranational, national, provincial, municipal or other Governmental Authority or court of a relevant jurisdiction (including any subdivision thereof) competent to impose and/or collect Tax.
“Tax Returns” means any federal, state, local and foreign return, declaration, report, (including reports with respect to backup withholding and reportable payments to third parties), information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Tax Authority, including any schedule or attachment thereto, and including any amendments thereof filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax.
“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder that is asserted by a third party.
“Title Company” means Chicago Title Insurance Company, 10 S. LaSalle St., Chicago, Illinois 60603.

“Title Policy” means with respect to any Owned Real Property, an ALTA owner’s title insurance policy, 2006 form, with (i) extended coverage over all of the general exceptions (other than the general mechanics lien exceptions), and (ii) such affirmative coverage and endorsements as the Buyer may reasonably request, all such endorsements to be in form and substance satisfactory to the Buyer in its reasonable discretion, the Title Policy shall be written by the Title Company in amounts equal to the Book Value of, and premium attributable to, the applicable parcel of Owned Real Property, as set forth on Exhibit C, and in form and substance reasonably satisfactory to the Buyer and insure that the Buyer or the applicable Specified Entity has good and marketable title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.
“Transaction Agreements” means, collectively, the Escrow Agreement, the Transition Services Agreement, the Warranty Services Agreement, the Owned Office Space Leases, the Assignment and Assumption Agreement and the Closing Escrow Agreement.
“Transfer Tax” means any sales Tax, use Tax, real property transfer Tax or conveyance fee, asset transfer Tax, documentary stamp Tax or similar Tax or fee attributable to the sale or transfer of the Business, the Purchased Assets, the Owned Office Space Leases or the Assumed Liabilities.
“Transition Services Agreement” means the transition services agreement in substantially the form attached as Exhibit E, pursuant to which, among other things, the parties will provide certain transition services to each other, including in respect of office space, IT resources and other back-office functions.
“Unaudited Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.
“WARN” means collectively, the Workers Adjustment and Retraining Notification Act and any and all comparable state, local and other Legal Requirements, and any regulations, rules or guidelines issued pursuant thereto.
“Warranty Liabilities” means any liabilities or obligations of any Company or any Company Subsidiary in respect of any valid and timely warranty claims brought in respect of the JWH Warranty for any home constructed and closed by any Company or any Company Subsidiary prior to the Closing Date.
“Warranty Services Agreement” means the warranty services agreement in substantially the form attached as Exhibit F, pursuant to which, among other things, the Buyer will provide certain administrative services with respect to the Warranty Liabilities.
“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.
“WSR HV” means WSR HV, LLC, a Delaware limited liability company.

1.2    Interpretive Provisions. Unless the express context otherwise requires:
(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)    the terms “Dollars” and “$” mean United States Dollars;
(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)    references herein to any gender shall include each other gender;
(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns. Nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)    references herein to any contract or agreement (including this Agreement and the Escrow Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;
(j)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(k)    the word “or” shall be disjunctive but not exclusive;
(l)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;
(m)    references herein to any license mean such license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(n)    references herein to any law shall be deemed to refer to such law as amended, codified, modified, reenacted, supplemented, or superseded in whole or in part from time to time and also to refer to all rules and regulations promulgated thereunder; and

(o)    each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

ARTICLE 2

SALE AND PURCHASE OF ASSETS
2.1    Purchased Assets. Upon the terms and subject to the conditions hereof, the Companies shall sell, transfer, assign, convey and deliver, and each Company shall cause its respective Company Subsidiaries to sell, transfer, assign, convey and deliver, to the Buyer, and the Buyer shall purchase from the Companies and the Company Subsidiaries, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of the Companies and the Company Subsidiaries in, to and under the following assets and properties, excluding the Excluded Assets (herein collectively called the “Purchased Assets”):
(p)    all of the assets that correspond to the asset line items shown on Exhibit A;
(q)    the Company Owned Real Property listed on Schedule 5.15(a), and all rights and appurtenances of the Companies or the Company Subsidiaries incidental thereto, including all right, title and interest in and to water rights, mineral rights and adjacent easements, streets, alleys and rights-of-way;
(r)    the Real Estate Purchase Agreements (including any rights of a Company or a Company Subsidiary contained therein with respect to any applicable Contract Property) and any deposits made in connection therewith;
(s)    the Home Sale Contracts as of the Closing Date;
(t)    the Existing Leases and the associated Leased Real Property listed on Schedule 5.16;
(u)    all of the following Contracts: (i) the Material Contracts, (ii) the Other Contracts and (iii) any contract or agreement set forth on Schedule 2.1(f);
(v)    any contract relating to the Business entered into by any Company or any Company Subsidiary from and after the date of this Agreement and prior to the Closing Date not in breach of Section 7.1, but excluding any contract which would be a Company Plan if in effect on the date hereof;
(w)    the accounts and notes receivable relating to the Business, including any receivables in respect of any homeowners’ association set forth on Exhibit B;
(x)    the prepaid expenses (including deposits) and other current assets relating to the Business, including those shown as “Transferred to Buyer” in Item 7 and Item 8 of Exhibit B (other than those excluded under Section 2.2(i));
(y)    inventory and raw materials used in or relating to the Business;
(z)    all machinery, equipment, vehicles, supplies and other personal property, including computers, printers and photocopiers, and all related hardware and software used in or relating to the Business, including all furnishings located in model homes, in each case, other than the Excluded IT Assets;

(aa)    all Permits used in or relating to the Business including those listed on Schedule 5.12, to the extent transferable;
(bb)    (1) the IP Licenses and all Registered Intellectual Property set forth on Schedule 5.6(a)(i), and (2) all other Intellectual Property owned by a Company or a Company Subsidiary to the extent used in the Business, including all material unregistered Intellectual Property as set forth on Schedule 5.6(a)(ii);
(cc)    all of any Company’s or any Company Subsidiary’s rights, claims or causes of action against third parties to the extent relating primarily to any Assumed Liability;
(dd)    all documents evidencing any Company’s or any Company Subsidiary’s right or entitlement to (x) acquire water service or sewer service and (y) site plans, engineering plans, subdivision plans, development plans, soil and substrata surveys, studies, architectural renderings, plans, drawings and specifications, engineering plans and studies, house plans, floor plans, landscape plans, plats, surveys and all other plans, diagrams or studies of any kind, in each case of clause (x) or (y), relating to the Homebuilding Property, Leased Real Property, Home Sale Contracts as of the Closing Date or the Business;
(ee)    all of the Companies’ or Company Subsidiaries’ rights as declarant under CC&Rs with respect to HOAs and condominium associations associated with the Owned Real Property;
(ff)    copies of all books and records (including purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources, and all other general correspondence, including all data and other information) relating to the Business, other than those books and records that exclusively relate to sales and construction of homes closed by the Companies prior to the Closing;
(gg)    all customer lists, mailing lists, advertiser lists and similar material pertaining to the Business, including any lists relating to past, present or prospective customers or advertisers for the Business and including all sales, advertising and marketing materials relating to the Business;
(hh)    all telephone and telephone facsimile numbers and other directory listings utilized by any Company or Company Subsidiary used in or relating to the Business, in each case, other than the Excluded IT Assets;
(ii)    the Cash Bonds, other than any Cash Bonds that relate to any Excluded Assets;
(jj)    any Company’s or any Company Subsidiary’s rights to refunds for the prepaid commission or commissions set forth on Exhibit B;
(kk)    all condemnation awards that may be received by any Company or Company Subsidiary with respect to any Homebuilding Property including, Summerhour in Atlanta (a/k/a Acworth Due West);

(ll)    all of the equity interests of each Specified Entity owned by any Company or any Company Subsidiary and the rights of any Company or any Company Subsidiary under any organizational documents of any Specified Entity (including, for the avoidance of doubt, any debt owed by any Specified Entity to any Company or any Company Subsidiary); and
(mm)    all of the equity interests of BHI owned by any Company or any Company Subsidiary and the rights of any Company or any Company Subsidiary under any organizational documents of BHI (including, for the avoidance of doubt, any debt owed by BHI to any Company or any Company Subsidiary).
2.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets of the Companies or the Company Subsidiaries are not Purchased Assets and shall be retained by the applicable Company or Company Subsidiary (collectively, the “Excluded Assets”):
(a)    all Cash, other than the Companies’ and the Company Subsidiaries’ rights to the amounts set forth in Sections 2.1(i), 2.1(t), 2.1(u) and 2.1(v) and as expressly set forth in Section 2.1(c);
(b)    any Company’s or any Company Subsidiary’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of any Company or any Company Subsidiary with respect to the Business that might arise in connection with the discharge by the Companies or the Company Subsidiaries of the Excluded Liabilities;
(c)    all contracts of insurance;
(d)    the capital stock or other equity interests of each Company and its Subsidiaries, any capital stock or other equity interests owned by any Company or any Subsidiary of any Company (other than capital stock or other equity interests of any Specified Entity or of BHI) and all minute books, stock transfer books and the corporate seal of each Company and its Subsidiaries;
(e)    the assets listed on Schedule 2.2(e) and the Contracts primarily related thereto (the “Specifically Excluded Assets”);
(f)    any receivables or other assets as between any Company, on the one hand, and any of its Affiliates, on the other hand;
(g)    except as expressly set forth in Section 2.1(q), all books and records (including purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources, and all other general correspondence, including all data and other information stored on discs, tapes or other media) relating to sales and construction of homes closed by the Companies prior to the Closing Date;
(h)    the information technology systems and equipment, including hardware, software and servers and telephone and telephone facsimile numbers and other directory listings, set forth on Schedule 2.2(h) (the “Excluded IT Assets”);

(i)    the prepaid expenses (including deposits) and other current assets specifically shown as “Retained by the Companies” in Item 7 and Item 8 of Exhibit B;
(j)    all Tax Returns of the Companies and the Company Subsidiaries and all books, documents or records related to Taxes of any Company or any Company Subsidiary;
(k)    all Tax assets or attributes of any Company or any Company Subsidiary, including refunds;
(l)    any employee-related or employee benefit-related files or records;
(m)    the Company Plans and all other employee benefit plans, programs, arrangements and agreements, and any trusts, assets, properties or rights under or related thereto;
(n)    the Owned Office Space;
(o)    any asset of the Companies or the Company Subsidiaries that primarily relates to any Delayed Transfer Property (unless and until such time as such Delayed Transfer Property is ultimately transferred to the Buyer in accordance herewith); and
(p)    any rights of the Companies created under this Agreement.
2.3    Assumed Liabilities. The Buyer shall assume and agree to discharge the following (and only the following) liabilities and obligations of the Companies and the Company Subsidiaries (all such liabilities and obligations to be assumed by the Buyer being herein called the “Assumed Liabilities”) in accordance with their respective terms and subject to the respective conditions thereof:
(a)    Subject to any applicable indemnification rights hereunder and also subject to the remainder of this Section 2.3, all liabilities and obligations to be paid or performed after the Closing Date relating to, resulting from, or arising in connection with, the Purchased Assets relating to the period after the Closing Date, except in each case, to the extent such liabilities and obligations, but for a breach or default by any Company or any Company Subsidiary, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;
(b)    with respect to each Home Sale Contract as of the Closing Date, (i) the obligation to complete construction of the applicable home in accordance with the terms of such Home Sale Contract, (ii) the liability in respect of any customer deposits received in connection with such Home Sale Contract and (iii) all other liabilities and obligations relating to, resulting from, or arising in connection with, such Home Sale Contract (including the homeowner warranty delivered in connection therewith) or the construction and warranty of the related home;
(c)    the Buyer Severance Costs;
(d)    all land development and community dedication liabilities related to each Homebuilding Property that is a Purchased Asset and all other obligations and liabilities under, in connection with or backstopped by any Cash Bond, Letter of Credit or Insured Bond (including as set forth in Section 7.13), other than any Cash Bond, Letter of Credit or Insured Bond that relates to any Excluded Asset and except to the extent released prior to the Closing;

(e)    all Buyer-Apportioned Transfer Taxes and all Taxes described in Section 7.9(b);
(f)    subject to Section 7.3, all liabilities and obligations arising pursuant to Environmental Laws relating to any Homebuilding Property (including as set forth on Schedule 7.3(b)), unless and solely to the extent that such Homebuilding Property constitutes an Excluded Asset pursuant to Section 7.3; and
(g)    the obligation to pay any deferred purchase price or lot “true-up” amount with respect to any Homebuilding Property.
2.4    Excluded Liabilities. Except for the Assumed Liabilities, neither the Buyer nor any applicable Affiliate shall assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Companies or the Company Subsidiaries, including the following liabilities (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”), which Excluded Liabilities shall remain the responsibility and obligation of the Companies or one or more of their respective Subsidiaries after the Closing:
(a)    any payables and other liabilities or obligations as between any Company, on the one hand, and any of its Affiliates (other than any Specified Entity or BHI), on the other hand;
(b)    any costs and expenses incurred by any Company or any Company Subsidiary incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;
(c)    any liabilities or obligations under or in respect of any Excluded Assets;
(d)    any liabilities or obligations relating to, resulting from or arising in connection with the Purchased Assets or the Business on or prior to the Closing Date, including any liabilities in respect of mechanics liens or similar Encumbrances or the underlying payables to the extent relating to the Companies’ or Company Subsidiaries’ operations or Real Property;
(e)    any liabilities or obligations arising under Environmental Laws relating to the operation of the Business prior to the Closing Date, other than those set forth in Section 2.3(f), including any disposal or arrangement for disposal of any Hazardous Substance at any third party property or the Companies’ or any of their Subsidiaries’ or Affiliates’ ownership or operation of any real property other than the Homebuilding Property;
(f)    any liabilities or obligations in respect of the Warranty Liabilities;
(g)    Indemnified Taxes and Company-Apportioned Transfer Taxes;
(h)    the Company Severance Costs;
(i)    except as set forth in Section 2.3(c), any liabilities, responsibilities or obligations arising under, in connection with or otherwise related to: (i) any Company Plans, (ii) salaries, wages, bonuses, vacation or severance pay or other compensation, payments or benefits earned, accrued or arising prior to the Closing Date or in connection with the Closing, (iii) Title

IV of ERISA, (iv) COBRA, (v) any Retained Employee with respect to any period or event occurring prior to the date on which he or she becomes an employee of the Buyer or its Affiliate, (vi) any former or current, active or inactive, employee, officer, agent, consultant, independent contractor or subcontractor of any Company or any Company Subsidiary (other than any Retained Employee) with respect to any period, (vii) the employment and pay practices of the Company or any Company Subsidiary or (viii) any employment-related grievance or claim in connection with or related to the employment or retention of a Person by any Company or any Company Subsidiary, including any claim such with respect to any personal injuries sustained or workers’ compensation or disability, regardless of when such claim is made or asserted; or
(j)    any and all Indebtedness of any Company or any Company Subsidiary.

2.5    Nonassignable Assets.
(a)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign or transfer any Purchased Asset (including any Assigned Contract) to the Buyer which by its terms or by Legal Requirement is not assignable or transferable in accordance with this Agreement without a Consent or is cancelable by a third party in the event of an assignment or transfer in accordance with this Agreement (a “Nonassignable Asset”), unless and until such Consent shall have been obtained or Legal Requirement satisfied.
(b)    The Companies shall use commercially reasonable efforts (at no additional third-party cost, expense or liability to the parties hereto) to obtain, as promptly as practicable, any Consent that may be required and satisfy any Legal Requirement necessary to the assignment or transfer of a Nonassignable Asset to the Buyer; provided, that the Companies shall not be required to commence or threaten to commence any litigation in the course of such efforts.
(c)    Unless and until any such Consent that may be required is obtained or Legal Requirement satisfied, the Companies shall establish an arrangement reasonably satisfactory to the Buyer under which the Buyer would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations under such Nonassignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which the Companies would enforce for the benefit of the Buyer, with the Buyer assuming and agreeing to pay the Companies’ obligations, any and all claims, rights and benefits of the Companies against a third party thereto.
(d)    The Companies shall promptly pay over to the Buyer all payments received by the Companies in respect of all Nonassignable Assets, net of any and all obligations and liabilities arising thereunder, which obligations and liabilities the Companies shall pay, perform or discharge, when due.
(e)    If and when any Consent is obtained after the Closing, the transfer, assignment or assumption of the Nonassignable Asset, or interest in, or liability, obligation or commitment under, the asset to which such Consent relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional costs by any party hereto and the parties hereto will execute any documents or instruments of conveyance or assumption and take any further acts which are reasonably necessary or desirable to effect the assignment of such Nonassignable Asset or interest in, or liability, obligation or commitment under, such asset.
(f)    Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of Sections 2.5(c) through 2.5(e) shall not apply in the case of any

Nonassignable Asset that is a Delayed Transfer Asset, which shall be governed by Sections 2.5(g) through 2.5(i).
(g)    For any Nonassignable Asset that is (i) in the case of a Company Homebuilding Property, the neighborhood (as set forth in Exhibit C) that contains such Company Homebuilding Property, (ii) a Company’s or a Company Subsidiary’s equity interest in any Specified Entity or BHI or (iii) in the case of a Specified Entity Homebuilding Property, the equity interests of the Specified Entity that owns such Specified Entity Homebuilding Property (each of clauses (i), (ii) and (iii), a “Delayed Transfer Asset”), there shall be a corresponding reduction in the Estimated Purchase Price (and, if applicable, the Final Purchase Price) by the Delayed Transfer Reduction Amount, and such Delayed Transfer Asset shall be deemed an Excluded Asset unless and until the applicable Consent shall have been obtained or applicable Legal Requirement satisfied.
(h)    From and after the Closing through the six-month anniversary thereof (the date of such six-month anniversary, the “Delayed Transfer End Date”), the Companies shall use commercially reasonable efforts (at no additional third-party cost, expense or liability to the parties hereto) to obtain, as promptly as practicable, any Consent that may be required and satisfy any Legal Requirement necessary to the assignment or transfer of a Delayed Transfer Asset to the Buyer; provided, that the Companies shall not be required to commence or threaten to commence any litigation in the course of such efforts. If the Companies obtain the applicable Consent or satisfy the applicable Legal Requirement, in each case, with respect to any Delayed Transfer Asset prior to the Delayed Transfer End Date, then, upon the Buyer’s receipt of information from the Companies reasonably documenting such Consent or Legal Requirement to the Buyer’s reasonable satisfaction, (i) the Buyer shall deliver the applicable Delayed Transfer Reduction Amount (provided, that such Delayed Transfer Reduction Amount shall be recalculated using the Book Value of such Delayed Transfer Asset as of the date of such transfer, determined in accordance with the Book Value Notes, and any dispute regarding such determination shall be governed by applying Section 3.2, mutatis mutandis) in cash by wire transfer to a bank account designated in writing by the Companies and (ii) the applicable Company or Company Subsidiary shall sell, transfer, assign, convey and deliver purchase such Delayed Transfer Asset to the Buyer in accordance with the terms and conditions of this Agreement. The parties hereto will promptly execute any documents or instruments of conveyance or assumption and take any further acts which are reasonably necessary or desirable to effect the transfer of such Delayed Transfer Asset, and such Delayed Transfer Asset shall thereafter be deemed a Purchased Asset.
(i)    The Buyer shall have no obligation to purchase, and the Companies and the Company Subsidiaries shall have no obligation to sell, any Delayed Transfer Asset for which the applicable Consent was not obtained or the applicable Legal Requirement was not satisfied, in each case, prior to the Delayed Transfer End Date.

ARTICLE 3

CALCULATION OF PURCHASE PRICE AND PAYMENT
3.1    Purchase Price.
(q)    The “Estimated Purchase Price” shall be equal to: (i) Base Book Value Amount; (ii) plus $110,000,000; (iii) plus the Book Value Increase, if any; (iv) minus the Book Value Decrease, if any; (v) minus the Services Deduction Amount; (vi) plus the Everton Adjustment Amount. The Estimated Purchase Price shall be subject to adjustment pursuant to Section 3.2.
(r)    At the Closing provided for in ARTICLE 4, upon the terms and subject to the conditions of this Agreement, the Companies shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from the Companies, the Purchased Assets for an amount equal to the Estimated Purchase Price.
(s)    At least three (3) Business Days prior to the Closing Date, the Companies shall deliver to the Buyer a good faith estimate of Closing Book Value calculated in accordance with the Book Value Notes (the “Book Value Estimate”) and the resulting Book Value Increase or Book Value Decrease.
3.2    Purchase Price Adjustment.
(h)    As promptly as practicable, and in no event later than (i) sixty (60) days, after the Closing Date, the Buyer shall deliver to the Companies an estimated statement and (ii) ninety (90) days, after the Closing Date, the Buyer shall deliver to the Company a final statement (the “Final Statement”), in each case, setting forth the Closing Book Value, calculated in accordance with the Book Value Notes (and the resulting Book Value Increase or Book Value Decrease). The Buyer shall not amend, supplement or modify the Final Statement following its delivery to the Companies. The parties acknowledge that no adjustments shall be made to the Base Book Value Amount.
(i)    The Final Statement shall become final and binding upon the parties hereto at 11:59 p.m. Eastern Time on the 30th day following the date on which the Final Statement was delivered to the Companies, unless the Companies deliver written notice of their disagreement with the Final Statement (a “Notice of Disagreement”) to the Buyer prior to such time.
(i)    Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Buyer in a timely manner, then the Final Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date the Companies and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.
(ii)    During the 14-day period following the delivery of a Notice of Disagreement, the Companies and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of

Disagreement. If at the end of such 14-day period the Companies and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following such 14-day period, the Companies and the Buyer shall submit to the Accounting Firm, acting as experts, for resolution, in accordance with the standards set forth in this Section 3.2, only matters that remain in dispute. The parties shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission.
(iii)    The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Book Value Notes, and the Accounting Firm is not to make any other determination, including any determination as to whether the Base Book Value Amount or the Book Value Estimate amounts are correct.
(iv)    The Accounting Firm’s decision shall be based solely on written submissions by the Companies and the Buyer and their respective representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 3.2, shall be allocated between the Companies, on the one hand, and the Buyer, on the other hand, based upon the percentage that the portion of the disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Companies claim that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to the Companies $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to the Buyer and 70% (i.e., 700 ÷ 1,000) to the Companies.
(j)    Upon the determination of the Final Book Value pursuant to Section 3.2(b) (the date of such determination, the “Determination Date”), the Estimated Purchase Price shall be recalculated utilizing the Final Book Value Increase or Final Book Value Decrease in lieu of the Book Value Increase or Book Value Decrease (the Estimated Purchase Price as so recalculated, the “Final Purchase Price”).
(i)    If the Final Purchase Price exceeds the Estimated Purchase Price (such excess, the “Company Adjustment Amount”), then, promptly (but in any event within five (5) Business Days following the Determination Date), the Buyer shall deliver to the Companies the Company Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Companies (such designation to be made at least two (2) Business Days prior to the expiration of such five-Business Day period).
(ii)    If the Estimated Purchase Price exceeds the Final Purchase Price (such excess, the “Buyer Adjustment Amount”), then, promptly (but in any event within five (5) Business Days following the Determination Date), the Companies shall deliver to the Buyer the Buyer Adjustment Amount by wire transfer of immediately available funds to an account designated in writing by the Buyer (such designation to be made at least two (2) Business Days prior to the expiration of such five-Business Day period).
Notwithstanding anything in this Agreement to the contrary, none of the parties hereto may make or assert any claim under this Section 3.2 from and after (x) the payment of the applicable amounts provided in this Section 3.2(c) or (y) in the case that the Final Purchase Price is equal to the Estimated Purchase Price, the determination of the Final Book Value pursuant to Section 3.2(b).
(k)    No actions taken by the Buyer on or following the Closing Date shall be given effect for purposes of determining the Closing Book Value. During the period of time from and after the Closing Date through the final determination and payment of Closing Book Value in accordance with this Section 3.2, the Buyer shall afford to the Companies and any accountants, counsel or financial advisers retained by the Companies in connection with the review of Closing Book Value in accordance with this Section 3.2, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives (including the Buyer’s accountants) and records of the Buyer and such representatives (including the work papers of the Buyer’s accountants, subject to entry into customary agreements with the Buyer’s accountants with respect thereto) reasonably necessary for the review of the Final Statement and the Buyer’s determination of Closing Book Value in accordance with this Section 3.2. Buyer shall also provide electronic copies of all such records, as well as explanations of any differences between any numbers included in the Companies’ estimate of the Closing Book Value delivered pursuant to Section 3.1(c) and the Final Statement delivered by the Buyer pursuant to Section 3.2(a).
3.3    Company Reserve. In order to satisfy the Companies’ obligations, if any, under Section 3.2, the Companies acknowledge and agree that the Companies shall place in a segregated account or otherwise reserve a portion of the Estimated Purchase Price received at the Closing sufficient to fully satisfy the obligation to deliver amounts to the Buyer pursuant to Section 3.2(c), if any (such amount, the “Reserve Amount”) until such time as the Final Purchase Price is determined in accordance with Section 3.2 (the “Reserve Release Date”). On the Reserve Release Date, the Companies shall be entitled to release from such segregated account or reserve the Reserve Amount less the Buyer Adjustment Amount, if any, which is to be paid by the Companies in accordance with Section 3.2(c)(ii).
3.4    Escrow Account.
(j)    At the Closing, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent into a segregated account (the “Indemnity Escrow Account”) cash in the amount of $15,000,000 (the “Indemnity Escrow Amount”), by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent no fewer than two (2) Business Days prior to the Closing Date. The Indemnity Escrow Account shall be used exclusively to satisfy any claims of a Buyer Indemnitee for indemnification pursuant to ARTICLE 11.
(k)    On the six-month anniversary of the Closing Date (the “First Release Date”), the Buyer and the Companies shall cause the Escrow Agent to distribute from the Indemnity Escrow Account to the Companies the following amount (the “First Release Date Reserved Amount”): (i) $5,000,000 minus (ii) any and all amounts paid to the Buyer from the

Indemnity Escrow Account prior to the First Release Date minus (iii) the amount of any unresolved claims for Losses timely asserted by any Buyer Indemnitee pursuant to any Claims Notice delivered in accordance with Section 11.4 prior to the First Release Date. Following the First Release Date, from time to time, upon resolution of any Claims Notice in accordance with this Agreement and the Escrow Agreement in respect of any individual claim for Losses timely asserted by any Buyer Indemnitee and the payment or delivery of the appropriate amount, if any, from the Escrow Account to the applicable Buyer Indemnitee in respect of such Claims Notice, the Buyer and the Companies shall cause the Escrow Agent to distribute from the Indemnity Escrow Account to the Companies the portion of any First Release Date Reserved Amount in respect of such resolved Claims Notice not paid (or otherwise delivered) to the applicable Buyer Indemnitee.
(l)    On the twelve-month anniversary of the Closing Date (the “Second Release Date”), the Buyer and the Companies shall cause the Escrow Agent to distribute from the Indemnity Escrow Account to the Companies the following amount (the “Second Release Date Reserved Amount”): (i) $5,000,000 minus (ii) any and all amounts paid to the Buyer from the Indemnity Escrow Account prior to the Second Release Date and not previously offset against amounts distributed on the First Release Date minus (iii) the amount of any unresolved claims for Losses timely asserted by any Buyer Indemnitee pursuant to any Claims Notice delivered in accordance with Section 11.4 on or after the First Release Date and prior to the Second Release Date. Following the Second Release Date, from time to time, upon resolution of any Claims Notice in accordance with this Agreement and the Escrow Agreement in respect of any individual claim for Losses timely asserted by any Buyer Indemnitee and the payment or delivery of the appropriate amount, if any, from the Escrow Account to the applicable Buyer Indemnitee in respect of such Claims Notice, the Buyer and the Companies shall cause the Escrow Agent to distribute from the Indemnity Escrow Account to the Companies the portion of any Second Release Date Reserved Amount in respect of such resolved Claims Notice not paid (or otherwise delivered) to the applicable Buyer Indemnitee.
(m)    On the eighteen-month anniversary of the Closing Date, the Buyer and the Companies shall cause the Escrow Agent to distribute from the Indemnity Escrow Account to the Companies in accordance with the terms of the Escrow Agreement the amount by which the remaining funds in the Indemnity Escrow Account, if any, exceed the amount of any unresolved claims for Losses timely asserted by any Buyer Indemnitee pursuant to any Claims Notice delivered in accordance with Section 11.4. Thereafter, any funds in the Indemnity Escrow Account held in respect of any unresolved claims for Losses timely asserted by any Buyer Indemnitee pursuant to any Claims Notice delivered in accordance with Section 11.4 shall be distributed in accordance with the Escrow Agreement. In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

3.5    Purchase Price Allocation. As promptly as practicable, and in no event later than (i) sixty (60) days, after the Closing Date, the Buyer shall deliver to the Companies an estimated schedule and (ii) ninety (90) days, after the Closing Date, the Buyer shall deliver to the Companies a final schedule (the “Allocation Schedule”), in each case allocating the Purchase Price (including, for purposes of this Section 3.5, any other consideration paid to the Companies including the Assumed Liabilities and any indemnification or other adjustments to the Purchase Price) among the Purchased Assets, consistent with the allocation set forth on Exhibit C; provided, however, that the parties hereto agree that an amount not less than the Minimum Goodwill Allocation Amount shall be allocated to intangible assets and/or goodwill. The Allocation Schedule shall be reasonable and shall be determined in good faith by the Buyer after reasonable consultation with the Companies, and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Companies shall have a period of ten (10) Business Days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to the Buyer notice of any objections the Companies may have to the allocations set forth therein (an “Allocation Objection Notice”). Unless the Companies timely object, such Allocation Schedule shall be binding on the parties without further adjustment, absent manifest error. If the Companies shall raise any objections within the Response Period, the Buyer and the Companies shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the Allocation Objection Notice, then the disputed items shall be resolved by the Accounting Firm, whose determination shall be final and binding on the parties. The Accounting Firm shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Firm shall be borne equally by the Companies and the Buyer. The Buyer and the Companies each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. The Buyer and the Companies each agree to provide the other promptly with any other information required to complete Form 8594. The Allocation Schedule shall be amended upon notice by the Buyer of any required modifications thereto reasonably determined by the Buyer after reasonable consultation with the Companies to be necessary related to the Indemnity Escrow Amount or upon the closing of the sale by the Companies or the Company Subsidiaries of any Delayed Transfer Properties to the Buyer. Any such amendment shall reflect allocations that are consistent with the principles set forth above in this Section 3.5, including the allocation set forth on Exhibit C and, in the case of the Delayed Transfer Properties, the allocation of the Minimum Goodwill Allocation Amount.

3.6    Transfer Taxes. Notwithstanding Section 7.9, with respect to any Transfer Taxes, (i) the Companies and the Company Subsidiaries shall be liable for and shall pay all such Transfer Taxes with respect to Georgia, North Carolina and South Carolina (the “Company-Apportioned Transfer Taxes”) and the Companies agree to indemnify and hold harmless the Buyer from and against all Company-Apportioned Transfer Taxes and (ii) the Buyer shall be liable for and shall pay all such Transfer Taxes with respect to Tennessee (the “Buyer-Apportioned Transfer Taxes”) and Buyer agrees to indemnify and hold harmless the Companies and the Company Subsidiaries from and against all Buyer-Apportioned Transfer Taxes. Each of the Companies and the Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate with respect to the Transfer Taxes.
3.7    Withholding Taxes. The Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to the Companies pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state or local Tax law or under any applicable Legal Requirement. Any amounts deducted or withheld pursuant to this Section 3.7 will be remitted by the Buyer to the appropriate Tax Authority. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid by the Buyer to the Companies. The parties acknowledge that, so long as the Companies deliver the certificate identified in Section 7.12 with respect to FIRPTA and the affidavits identified in Section 4.2(b)(xi) and Section 4.2(b)(xiii), no withholding with respect to FIRPTA will be required and no withholding for Taxes is expected under current Tax law.

ARTICLE 4

THE CLOSING
4.1    Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Alston & Bird LLP, located at 1201 West Peachtree Street, Atlanta, GA 30309, with the Title Company present, at 10:00 a.m. Eastern Time, on the third Business Day after the date that all of the conditions to the Closing set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Companies and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”
4.2    Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:
(k)    The Buyer shall execute and deliver to the Companies each of the following:
(i)    each Transaction Agreement;
(ii)    any Transfer Tax forms required by Section 3.6 customarily provided by a buyer in the jurisdiction where the Transfer Tax form is due; and

(iii)    such other documents and other instruments as the Companies may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets (including each Existing Lease) to the Buyer.
(l)    The Companies shall execute and deliver to the Buyer (or cause to be executed and delivered to the Buyer) each of the following:
(i)    each Transaction Agreement;
(ii)    special warranty deeds (or their equivalents), in substantially the forms attached hereto as Exhibit G, as shall be effective to vest in the Buyer or a designated Affiliate of the Buyer title to the Company Owned Real Property;
(iii)    evidence reasonably satisfactory to the Buyer that the Companies shall have caused each of their designees that serve as officers or directors of any HOA or condominium association covering any of the Purchased Assets to be replaced by designees of the Buyer;
(iv)    assignments in recordable form of all of the Companies’ or Company Subsidiaries’ rights as declarant (or its equivalent) under CC&Rs for HOAs and condominium associations associated with the Owned Real Property, and designating the Buyer as a substituted declarant (or its equivalent) in place of the Companies or the Company Subsidiaries, in any CC&Rs, HOA or condominium association documents;
(v)    except with respect to Nonassignable Assets, an assignment with respect to each Contract Property, duly executed by the Companies or the applicable Company Subsidiaries and in form and substance reasonably satisfactory to the Buyer (and in the case of rights, obligations or options which have been recorded, such assignments shall be in recordable form);
(vi)    the Title Documents;
(vii)    a certification of non-foreign status for each of the Companies, in form and substance reasonably satisfactory to the Buyer, in accordance with Treasury Regulation § 1.1445-2(b) (relating to “FIRPTA”), with respect to which Buyer shall not have actual knowledge that such certification is false and shall not have received a notice that such certifications are false pursuant to Treasury Regulation § 1.1445-4;
(viii)    evidence reasonably satisfactory to the Buyer that any and all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets have been released or will be released simultaneously with the Closing (the Buyer acknowledging that payoff letters with respect to any Indebtedness that have been approved by the Title Company and releases or terminations of any Indebtedness that have been approved by the Title Company and are executed by the holder of such Indebtedness and delivered into escrow with the Title Company prior to the Closing with instructions that they shall be released simultaneously with the Closing shall be reasonably satisfactory to the Buyer);

(ix)    assignments of the Registered Intellectual Property for purposes of recordation with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable;
(x)    any Transfer Tax forms required by Section 3.6 customarily provided by a seller in the jurisdiction where the Transfer Tax form is due;
(xi)    an affidavit of residence or other appropriate evidence that each of the Companies and Company Subsidiaries owning any portion of the Purchased Assets located in the state of South Carolina as of the Closing is exempt from the withholding requirements of S.C. Code Section 12-8-580 (failing which the Companies authorize Buyer to withhold and pay to the appropriate taxing authority the amount required to be withheld pursuant to S.C. Code Section 12-8-580);
(xii)    a certificate of compliance dated not more than thirty (30) days prior to Closing from the South Carolina Department of Revenue as to each of the Companies or Company Subsidiaries owning any portion of the Purchased Assets located in the state of South Carolina as of the Closing, or such other evidence as may be required by the Title Company to deliver the Title Policy without exception for any lien created pursuant to S.C. Code Section 12-54-124;
(xiii)    an affidavit of residence for each of the Companies and Company Subsidiaries, in form and substance reasonably satisfactory to the Buyer, in accordance with O.C.G.A. §48-7-128 to establish Georgia residence, such that withholding from the proceeds of the sale of property are not subject to the withholding laws of the State of Georgia;
(xiv)    such other documents and other instruments as the Buyer may reasonably request or as may be otherwise reasonably necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets (including each Existing Lease) to the Buyer; and
(xv)    an agreement by Wheelock Street Capital, L.L.C., in form and substance reasonably satisfactory to the Buyer, to be bound by non-solicitation and non-disparagement covenants substantially consistent with such covenants of the Companies contained in Section 7.15(a).
(m)    The Buyer shall pay to the Companies by wire transfer of immediately available funds to a bank account designated in writing by the Companies (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount equal to (i) the Estimated Purchase Price minus (ii) the Indemnity Escrow Amount; and
(n)    The Buyer shall deposit the Indemnity Escrow Amount with the Escrow Agent in accordance with the terms of Section 3.4 and the Escrow Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
Except as set forth on the Schedules to this Agreement, the Companies represent and warrant to the Buyer as follows:
5.1    Organization; Qualification; Capitalization.
(o)    Schedule 5.1 sets forth a true and complete list of the Companies. Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its organization. Each Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate the Purchased Assets and carry on the Business as presently owned or conducted. Each Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign entity and are in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of the Purchased Assets or the conduct of the Business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to be material to the operation of the Business or affect the Companies’ ability to consummate the transactions contemplated hereby.
(p)    Schedule 5.1 sets forth a true and complete list of the Company Subsidiaries. Each of the outstanding equity securities of each Company Subsidiary is duly authorized and validly issued and is directly owned of record by a Company or a Subsidiary of a Company, free and clear of any Encumbrances other than (i) as set forth on Schedule 5.1, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances granted pursuant to any Indebtedness of any Company or any Company Subsidiary that shall be removed on the Closing Date.
(q)    Schedule 5.1 sets forth a true and complete list of the Specified Entities, along with a description of the equity interests of the Specified Entities that are owned of record and beneficially by any Company or any Subsidiary of a Company. Each of such equity interests is duly authorized and validly issued and is directly owned of record by a Company or a Subsidiary of a Company, free and clear of any Encumbrances other than (i) as set forth on Schedule 5.1, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances granted pursuant to any Indebtedness of any Company or any Company Subsidiary that shall be removed on the Closing Date. Except as set forth on Schedule 5.1, there are (x) no other equity securities of any Specified Entity, (y) no securities of any Specified Entity that are convertible into or exchangeable for equity securities of such Specified Entity and (z) no options or other rights to acquire from any Specified Entity and no obligations of any Specified Entity to issue, any equity securities or securities convertible into or exchangeable for equity securities of such Specified Entity. Other than as set forth on Schedule 5.1, (A) the Specified Entities have not granted any outstanding options, warrants, call rights, rights of first refusal, preemptive rights, subscription rights or any similar rights with respect to any Specified Entity and (B) neither any Company nor any Subsidiary of any

Company is a party to any agreement in effect with respect to the voting or transfer of the equity interests of any Specified Entity.
(r)    Schedule 5.1 sets forth a description of the equity interests of BHI that are owned of record and beneficially by any Company or any Subsidiary of a Company. Each of such equity interests is duly authorized and validly issued and is directly owned of record by a Company or a Subsidiary of a Company, free and clear of any Encumbrances other than (i) as set forth on Schedule 5.1, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances granted pursuant to any Indebtedness of any Company or any Company Subsidiary that shall be removed on the Closing Date. Except as set forth on Schedule 5.1, neither any Company nor any Subsidiary of any Company owns (x) any other equity securities of BHI, (y) any securities of BHI that are convertible into or exchangeable for equity securities of BHI or (z) any options or other rights to acquire from BHI, or is the beneficiary of any obligations of BHI to issue, any equity securities or securities convertible into or exchangeable for equity securities of BHI. Other than as set forth on Schedule 5.1, (A) neither any Company nor any Subsidiary of any Company owns any outstanding options, warrants, call rights, rights of first refusal, preemptive rights, subscription rights or any similar rights with respect to BHI and (B) neither any Company nor any Subsidiary of any Company is a party to any agreement in effect with respect to the voting or transfer of the equity interests of BHI.
(s)    The Companies have delivered or made available to the Buyer true and correct copies of the constituent documents for each Company, each Company Subsidiary, each Specified Entity and BHI, in each case, as in effect on the date hereof.
5.2    Binding Obligation. Each of the Companies has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Transaction Agreements, at the Closing will be) duly and validly authorized by all required action on the part of each Company and no other proceedings on the part of such Company are (or, in the case of the Transaction Agreements, at the Closing will be) necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Transaction Agreement have been (or, in the case of the Transaction Agreements, at the Closing will be) duly executed and delivered by each Company and, assuming that this Agreement and each Transaction Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3    No Defaults or Conflicts. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by each Company and performance by such Company of its obligations hereunder do not (i) result in any violation of the constituent documents of any Company, any Company Subsidiary or any Specified Entity; (ii) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default, or give rise to a right of termination or cancellation, an acceleration of performance required, or a loss of benefits, under any of the terms, conditions or provision of any Assigned Contract (subject to any applicable consent rights of a lessor under an Existing Lease); (iii) result in the creation of any Encumbrance on any of the Purchased Assets; or (iv) except for applicable requirements of Antitrust Laws, conflict with or violate any existing Legal Requirement applicable to the Companies, the Company Subsidiaries, the Specified Entities or the Business or by or to which any of the Purchased Assets is bound or subject.
5.4    No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by any Company in connection with the due execution, delivery and performance by the Companies of this Agreement and the Transaction Agreements and the consummation by the Companies of the transactions contemplated hereby and thereby, except for such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets or the operation of the Business, in each case, taken as a whole, or materially impair the Companies’ ability to consummate the transactions contemplated hereby.
5.5    Financial Statements.
(a)    The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Companies and the Company Subsidiaries as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their operations and cash flows for the periods indicated, in each case in accordance with GAAP, applied on a consistent basis, with only such deviations from GAAP or its consistent application as are referred to in the notes to the Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Companies and the Company Subsidiaries.
(b)    The Companies and the Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, applied on a consistent basis and (iii) access to financial assets is permitted only in accordance with management’s general or specific authorization.

5.6    Intellectual Property.
(a)    Schedule 5.6(a) sets forth all (i) Intellectual Property owned by any Company or any Company Subsidiary that is registered, issued or subject to a pending application for registration or issuance (the “Registered Intellectual Property”) that is used in the Business, (ii) material unregistered Intellectual Property that is used in the Business and owned by a Company or a Company Subsidiary, (iii) material license agreements (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) pursuant to which any Company or any Company Subsidiary receives a license to use any material Intellectual Property that is used in the Business and (iv) material license agreements pursuant to which any Company or any Company Subsidiary grants to a third party a license to use any material Intellectual Property that is used in the Business (each such license in clause (iii) or clause (iv), an “IP License”).
(b)    Except as disclosed in Schedule 5.6(b), (i) a Company or a Company Subsidiary, as applicable, either owns, is licensed to use or otherwise has the right to use the Intellectual Property material to the Purchased Assets or the conduct of the Business in the manner in which such Intellectual Property is used in the Business, in each case, taken as a whole, as of the date hereof, free and clear of any Encumbrance, other than Permitted Encumbrances; (ii) all registrations and applications for Registered Intellectual Property are valid and enforceable (subject to the Equitable Exceptions) and have not been cancelled or abandoned; (iii) to the knowledge of the Companies, no Person is infringing, misappropriating, diluting, violating or making unauthorized use of the material Intellectual Property owned by the Companies and used in the Business; (iv) the Companies have taken commercially reasonable and prudent actions to protect the material Registered Intellectual Property; (v) to the knowledge of the Companies, neither the Companies nor any Company Subsidiary is in breach of any IP License and has not taken any action that would impair or otherwise adversely affect its rights in any material Intellectual Property of the Companies that is used in the Business; (vi) there are no pending or, to the knowledge of the Companies, threatened, interferences, re-examinations, oppositions or cancellation proceedings to which the Companies or any Company Subsidiary is a party involving any Registered Intellectual Property; and (vii) the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s or the Companies’ right to own, use or hold for use any Intellectual Property being transferred hereunder.
(c)    Except as set forth on Schedule 5.6(c), (i) to the knowledge of the Companies, (x) the conduct of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property right, including any copyright on any house plans owned by any other Person and (y) for the past three (3) years has not infringed, misappropriated or otherwise violated any such Intellectual Property, in each case of clauses (x) and (y), other than any such infringement, misappropriation or violation that would not reasonably be expected to result in a material liability to the Companies; and (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property has been made or asserted in writing within the past three (3) years in respect of the operations of the Business.

5.7    Compliance with Laws. Each of the Companies, each Company Subsidiary and, to the knowledge of the Companies, each Specified Entity is in compliance in all material respects with all Legal Requirements applicable to and in connection with the operation of the Business and the Purchased Assets. No written notice of any material violation of any such Legal Requirements has been received by the Companies, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity with respect to the Business or the Purchased Assets during the last two years.
5.8    Contracts.
(a)    Schedule 5.8(a) sets forth a true and complete list of, as of the date hereof, all Contracts (other than Scheduled Contracts, Construction Contracts and any Contracts that constitute or relate primarily to Excluded Assets) that involved payment or receipt by any Company or any Company Subsidiary of more than $100,000 in the twelve (12) calendar months ended November 30, 2015.
(b)    Schedule 5.8(b) sets forth a true and complete list of, as of the date hereof, all Contracts (other than Scheduled Contracts, Contracts set forth on Schedule 5.8(a) and any Contracts that constitute or relate primarily to Excluded Assets) that require the payment of more than $100,000 in any 12-month period ending after the Closing Date and are not terminable without penalty on ninety (90) days’ notice or less.
(c)    Schedule 5.8(c) sets forth a true and complete list of, as of the date hereof, of all Contracts (other than Scheduled Contracts or any Contracts that constitute or relate primarily to Excluded Assets), which:
(i)    expressly provide for a remedy of specific performance with respect to the Companies’ or any Company Subsidiary’s obligation to purchase or sell real property;
(ii)    provide for the guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others (other than any of the Companies or the Company Subsidiaries);
(iii)    are partnership, joint venture or similar agreements (other than for any Company Subsidiary or Specified Entity, all of which are addressed under Section 5.1(d));
(iv)    are contracts, agreements or instruments regarding acquisitions or dispositions of a material portion of the assets of any Company or any Company Subsidiary that were consummated after January 1, 2014 other than in the ordinary course of business;
(v)    are contracts, agreements or instruments which contain provisions restricting any Company or any Company Subsidiary from conducting or competing in any line of business in any geographic area;
(vi)    involve any standstill or similar arrangement;

(vii)    grant to a Company or a Company Subsidiary an option, right of first refusal, first offer or first negotiation, including with respect to any Contract Property;
(viii)    contain “requirements” provision or other provisions obligating a Company to purchase or obtain a minimum or specified amount of any product or service from any Person;
(ix)    contain minimum sales or volume provisions; or
(x)    any Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising consignment or distribution right to any third party under.
(d)    The Companies, the Company Subsidiaries and, to the knowledge of the Companies, the Specified Entities have complied in all material respects with the undertakings, covenants and obligations under the Material Contracts. With respect to all Material Contracts, neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity or any other party to any such contract is in breach thereof or default thereunder and there does not exist thereunder any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Company, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity or any other party, in each case, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets or the operation of the Business, in each case, taken as a whole. On or prior to the date hereof, the Companies have made available to the Buyer a true and complete copy of each Material Contract, including all amendments thereto in effect on or prior to the date hereof.

5.9    Suppliers and Trade Contractors. Schedule 5.9 sets forth a true and complete list of the names of the ten largest suppliers or trade contractors (including land development and homebuilding contractors) in each market or division of the Companies and the Company Subsidiaries, taken as a whole, measured by dollar value for the twelve (12) calendar months ended November 30, 2015. As of the date of this Agreement, none of the suppliers or trade contractors listed on Schedule 5.9 has notified in writing or, to the knowledge of the Companies, verbally notified any Company or any Company Subsidiary that it is (i) canceling or terminating its relationship with any Company or any Company Subsidiary, or (ii) materially or adversely modifying its relationship with any Company or any Company Subsidiary.
5.10    Litigation. Except as set forth on Schedule 5.10 and excluding any zoning or variance proceedings, since November 1, 2013, there have been no material charges, claims, actions or legal proceedings pending, or to the knowledge of the Companies, threatened against any Company, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity or any material portion of the Purchased Assets by or before any Governmental Authority that (a) relate to the Business or the Purchased Assets or (b) challenge, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated hereby and by the Transaction Agreements. Neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.
5.11    Taxes. Except as set forth on Schedule 5.11:
(a)    All federal and state income Tax and other material Tax Returns required to be filed by or with respect to any Company, any Company Subsidiary or any Specified Entity have been timely filed (taking into account any applicable extension periods), and all such Tax Returns are true, complete and correct in all material respects.
(b)    The Companies, the Company Subsidiaries and the Specified Entities have fully and timely paid all Taxes due and payable (whether or not shown to be due on any Tax Return).
(c)    All deficiencies for Taxes asserted or assessed in writing against the Companies, the Company Subsidiaries or the Specified Entities have been fully and timely paid, settled or properly reflected in the Financial Statements (taking into account any applicable extension periods).
(d)    There are not currently, and have not been any audits, actions, suits, proceedings, investigations, examinations, assessments or claims in progress or pending against the Companies, the Company Subsidiaries or the Specified Entities in respect of any material Taxes or Tax Returns, and no Tax Authority has notified the Companies in writing that such Tax Authority will or may commence any of the foregoing.
(e)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company, any Company Subsidiary or any Specified Entity for any taxable period and no request for any such waiver or extension is currently pending.

(f)    Except for Permitted Encumbrances, there are no Encumbrances for Taxes upon the assets of the Companies, the Company Subsidiaries or the Specified Entities.
(g)    No representation or warranty contained in this Section 5.11 shall be deemed to apply directly or indirectly with respect to Taxes attributable to any taxable period (or portion thereof) after the Closing Date.
(h)    None of the Specified Entities is or ever has been (i) an “employee benefit plan” as defined in, and subject to the fiduciary responsibility provisions of, ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any such employee benefit plan or plan due to investments made in such entity by already described benefit plan investors (each (i), (ii) and (iii), a “benefit plan investor”) and at all times the investment by any benefit plan investors in each of the Specified Entities has been less than 25% of the total value of each class of equity interests of each such Specified Entity (determined by not including the investments of persons with discretionary authority or control over the assets of such Specified Entity, of any person who provides investment advice for a fee (direct or indirect) with respect to such assets, and “affiliates” (as defined in the regulations issued under ERISA) of such persons; provided, however, that under no circumstances are investments by benefit plan investors excluded from such calculation).
5.12    Permits. Except as set forth on Schedule 5.12, (a) each Company, each Company Subsidiary and, to the knowledge of the Companies, each Specified Entity has, or obtains in a timely manner in the ordinary course of business, all material consents, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits, rights, approvals, and other authorizations, including to the extent applicable, development and entitlement approvals, from a Governmental Authority that are necessary for the lawful conduct of the Business as presently conducted, or the lawful ownership of the Purchased Assets (collectively, “Permits”), (b) all such Permits are valid, subsisting and in full force and effect, (c) there has occurred no material default under any Permit and (d) no written notice of cancellation of or default under any Permit has been received by any Company, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity.

5.13    Employees and Employee Benefit Plans.
(a)    Schedule 5.13(a) contains a true and complete list of each material Company Plan.
(b)    Except as set forth on Schedule 5.13(b), each Company Plan complies in all material respects with ERISA, the Code and all other applicable Legal Requirements. The Companies have made available to the Buyer a copy (or written description with respect to any unwritten plan) of each material Company Plan, and with respect to any Company Plan intended to be qualified within the meaning of Code Section 401(a), a copy of the current determination or opinion letter. None of any Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, has any liability (including contingent liability) under or, has, at any time during the past six (6) years, maintained or contributed to any Multiemployer Plan (acknowledging that neither the Companies nor the Company Subsidiaries existed prior to November 15, 2012). None of the Company Plans is a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to subject to Title IV of ERISA and none of the Companies, the Company Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to, has any liability (including contingent liability) under or has, at any time during the past six (6) years maintained or contributed to (i) any plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) any multiple employer plan subject to Section 4063 or 4064 of ERISA, or (iii) any multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) (acknowledging that neither the Companies nor the Company Subsidiaries existed prior to November 15, 2012).
(c)    Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has received a currently effective favorable determination or opinion letter from the IRS as to its qualification, and, to the knowledge of the Companies, nothing has occurred and no circumstances exist that would reasonably be expected to cause the loss of such qualification.
(d)    None of the Specified Entities or its ERISA Affiliates (excluding the Companies and the Company Subsidiaries) maintains, sponsors, contributes to, has an obligation to contribute to, or has any liability (including contingent liability) with respect to, or during the past six (6) years has maintained, sponsored, contributed to, had an obligation to contribute to or had any liability (including contingent liability) with respect to, any Benefit Plan, and none of the Specified Entities currently or during the past six (6) years has employed any employees.
(e)    No Company Benefit Plan provides for welfare benefits after termination of employment to any employee (or dependent thereof) other than as required by COBRA, and, to the knowledge of the Companies, the Companies, the Company Subsidiaries and their respective ERISA Affiliates have complied in all material respects with COBRA. There is no pending or, to the knowledge of the Companies, threatened material claim in respect of any of the Company Plans other than claims for benefits in the ordinary course of business.
(f)    Except as set forth on Schedule 5.13(f), neither the execution and delivery of this Agreement nor the consummation of the Closing would reasonably be expected to (either alone or in combination with another event, other than any event resulting from action taken by or at the direction of the Buyer) result in (i) any current or former employee, director, consultant or independent contractor becoming entitled to severance pay or any increase in severance pay upon any termination of employment of such employee, director, consultant or independent contractor after the date of this Agreement, (ii) any payment, compensation or benefit becoming due from any Company or any Company Subsidiary, or an increase in the amount of any payment, compensation or benefit due from any Company or any Company Subsidiary, to any current or former employee, director, consultant or independent contractor or (iii) the acceleration of the time of payment or vesting or require any funding (through a grantor trust or otherwise) of compensation or benefits due or owed by any Company or any Company Subsidiary to any current or former employee, director, consultant or independent contractor. No amount paid or payable (whether in cash, in property, or in the form of benefits) to any current or former employee, director, consultant or independent contractor in connection with the transactions contemplated hereby (either alone or in connection with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(g)    Except as would not reasonably be expected to result in material liability to the Company, any Company Subsidiary or any employee of the Companies or any Company Subsidiary, each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has, with respect to each such employee, at all times been operated and maintained in all respects in accordance with the requirements of Section 409A of the Code.
(h)    Except as set forth on Schedule 5.13(h), there are no charges, claims, actions or legal proceedings pending, or to the knowledge of the Companies, threatened against any Company or any Company Subsidiary (other than audits or investigations) with respect to any of the Retained Employees, including any labor or employment disputes or controversies or unfair labor practice charges, health or safety related charges, claims, actions, or legal proceedings with respect to any of the Retained Employees.
(i)    Neither the Companies nor any of the Company Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Companies there is not and there has not been any activity or proceeding of any labor organization or employee group (or representative thereof) to organize any employees of any Company or any Company Subsidiary. There is no pending or, to the knowledge of the Companies, threatened dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Company and the Company Subsidiaries. To the knowledge of the Companies, the Companies and the Company Subsidiaries are not affected in any material respect by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier of the Companies or any Company Subsidiary. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Companies to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(j)    During the 90-day period ending on the date immediately preceding the date of this Agreement, not more than ten (10) employees of any Company or any Company Subsidiary and their Subsidiaries have suffered an “employment loss” for purposes of WARN.

(k)    The representations and warranties set forth in this Section 5.13 and in Sections 5.5, 5.7, 5.10 and 5.11, are the exclusive representations and warranties made by the Companies with respect to ERISA and employee benefit matters.
5.14    Environmental Compliance. (i) Each Company, each Company Subsidiary, the Company Owned Real Property and, to the knowledge of the Companies, each Specified Entity and the Specified Entity Owned Real Property is in compliance in all material respects with all applicable Environmental Laws; (ii) each Company, each Company Subsidiary and, to the knowledge of the Companies, each Specified Entity have all Permits currently required under any applicable Environmental Laws in connection with their ownership or development of the Purchased Assets, are each in compliance in all material respects with the respective requirements of such Permits and all such Permits are valid and in full force and effect; (iii) there are no pending or to the knowledge of the Companies, threatened material Environmental Claims against any Company, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity; (iv) neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity has been convicted of an offense or been subjected to any material judgment, injunction or other proceeding that remains unresolved in any material respect, or been fined in a material amount or otherwise sentenced for non-compliance in a criminal proceeding, in each case pursuant to any Environmental Law; (v) to the knowledge of the Companies, neither any Company, any Company Subsidiary nor any Specified Entity has released or permitted to be released and to the knowledge of the Companies, except as set forth in Schedule 7.3(b), no other person has caused or permitted to be released, any Hazardous Substances on any property currently, or to the Companies’ knowledge, formerly owned, leased or operated by any Company, any Company Subsidiary or any Specified Entity which requires or might reasonably be expected to require any notice to a Governmental Authority or other Person or the incurrence of material remediation costs under any Environmental Law by any Company, any Company Subsidiary or any Specified Entity; and (vi) neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity has received notice that any Company, any Company Subsidiary or any Specified Entity is required under any Environmental Law to conduct any material Response and Remediation of any Hazardous Substances. The representations and warranties set forth in this Section 5.14 and in Sections 5.5, 5.10 and 5.12 are the exclusive representations and warranties made by the Companies with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

5.15    Owned Real Property.
(a)    Schedule 5.15(a) sets forth a true and complete list as of November 30, 2015 of (A) all of the Owned Real Property and the record owner thereof and (B) all of the Owned Real Property upon which the Companies, the Company Subsidiaries and the Specified Entities have begun development or constructed or begun construction of a residential home.
(b)    Except as set forth on Schedule 5.15(b), to the knowledge of the Companies, (i) all public utilities available with respect to any specific Owned Real Property, including water, sewer, gas (other than to the extent not required by the applicable community development plan), electric, telephone and drainage facilities, give adequate service to such Owned Real Property or, in the case of undeveloped land and parcels of land included in ongoing development projects, will in the ordinary course of development be available to give adequate service, and (ii) all Improvements owned by the Companies, the Company Subsidiaries or the Specified Entities are, or upon completion will be, supplied with all utilities and other services necessary for the use thereof at adequate capacity for purposes of the operations currently conducted therein or contemplated therefor.
(c)    Except (v) as set forth in Schedule 5.15(c), (w) development obligations and commitments reflected in the zoning approvals for such Homebuilding Property, (x) development obligations and commitments shown on the concept, development or site plans for a Homebuilding Property that are included in Schedule 5.15(c), (y) to the extent such obligations are those described in Section 2.3(d) or (z) to the extent the failure of the applicable Company, Company Subsidiary or Specified Entity to timely fulfill its obligations and any obligations binding on any Homebuilding Property would not reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole:
(i)    the Companies, the Company Subsidiaries and, to the knowledge of the Companies, the Specified Entities have timely fulfilled and performed all their respective obligations and all obligations binding upon any Homebuilding Property that are required to be fulfilled and performed by the Companies or the Company Subsidiaries; and
(ii)    no commitments or agreements have been made by any Company, any Company Subsidiary or, to the knowledge of the Companies, any Specified Entity to any Governmental Authority or to any other Person or group which would impose an obligation upon any owner of the Owned Real Property to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any improvements upon or in the vicinity of such Owned Real Property.
(d)    The Companies have delivered or made available to the Buyer, prior to the date hereof, true, correct and complete copies of the most recent title insurance policies (and underlying documents), title insurance commitments, title reports, surveys, subordination, non-disturbance and attornment agreements, property zoning reports or other zoning evidence and estoppels in the Companies’ possession, if any, for the Owned Real Property. Except as disclosed in any Title Commitment which was delivered to the Buyer prior to the Closing Date, as of the Closing, the Company, the Company Subsidiaries and the

Specified Entities have good and marketable and valid fee simple title to all of the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Nothing contained in this Section 5.15(d) shall be deemed to limit the rights and obligations of the parties to this Agreement set forth in this Agreement, including Section 7.11.
(e)    Except for Permitted Encumbrances and except as set forth in Schedule 5.15(e) or on any Survey, no Owned Real Property serves any adjoining property to any extent (except for normal utility or drainage easements which would not reasonably be expected to affect in any material respect the use, occupancy, value or marketability of any such lot, parcel or tract of land). Except for Permitted Encumbrances or as set forth in Schedule 5.15(e) or on any Survey, no Buildable Area of any Owned Real Property is located in any area determined by the Department of Housing and Urban Development to be flood prone under the Federal Flood Protection Act of 1973 or determined to be a designated flood zone or otherwise constituting a flood plain.
(f)    Except as set forth on Schedule 5.15(f), to the knowledge of the Companies, there is (i) no proposed public improvement which may involve the creation or imposition of any Encumbrance on the Owned Real Property except for an Encumbrance related to dedications of roads or rights-of-way made as a result of the zoning, platting or development plans for such Owned Real Property (the “Project-Specific Road Dedications”), (ii) excluding the Project-Specific Road Dedications, no (A) existing or proposed plan by any Governmental Authority to modify or realign any street or highway or (B) existing, proposed or overtly threatened eminent domain, condemnation or similar proceeding which, in the case of either clause (A) or (B), would be reasonably likely to result in the taking of all or any part of the Owned Real Property or which would reasonably be expected to affect the current or the Companies’ planned use of the Owned Real Property, (iii) no proposed termination or impairment of any parking at any such Owned Real Property, (iv) no sale of any Owned Real Property in lieu of condemnation contemplated by the Companies, (v) no pending or threatened federal forfeiture proceeding with respect to the Owned Real Property and (vi) no other application, action, suit or proceeding pending or threatened before any federal or state court or other Governmental Authority relating to or affecting the use, development, occupancy or value of the Owned Real Property.
(g)    Except as set forth in Schedule 5.15(g), to the knowledge of the Company, the buildings, improvements and other facilities, including any model homes, located within the boundary lines of any Owned Real Property (collectively, the “Improvements”), other than those owned and used by any public utility, do not violate in any material respect any agreements or Encumbrances affecting any applicable portion of the Owned Real Property.
(h)    Except as set forth in Schedule 5.15(h), all Improvements owned by the Companies, the Company Subsidiaries or, to the knowledge of the Companies, the Specified Entities, to the knowledge of the Companies, are being occupied, operated and maintained in accordance in all material respects with all applicable Legal Requirements (including but not limited to, Environmental Laws) of any Governmental Authority. No Improvements have suffered any damage by fire or other casualty loss which has not heretofore been repaired (or is in the process of being repaired) and substantially restored to its original condition. The Improvements are in good operating condition and repair, normal wear and tear excepted.

(i)    Except as set forth in Schedule 5.15(i), to the knowledge of the Companies, there is no fact, condition or impediment which would reasonably be expected to prevent the owner of the Owned Real Property from obtaining, without incurring any unusual cost or expense (any expenses routinely incurred by the Companies or the Company Subsidiaries in the ordinary course of business shall not be deemed to be an unusual cost or expense), all necessary building Permits for the construction of the Improvements upon such Owned Real Property, as the case may be, other than normal and customary conditions imposed by Governmental Authorities or recorded restrictive covenants or agreements in favor of property owner associations or other third parties.
(j)    To the knowledge of the Companies, except as set forth in Schedule 5.15(j) and except for any fees, contributions, expenses or obligations that are customarily required to be incurred by developers, homebuilders or owners in the geographic market in which such Owned Real Property is located, no Governmental Authority has imposed any requirement that any developer or owner of such Owned Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations whatsoever in connection with any development or ownership thereof, including any obligation to build or to donate land for, or to pay for, low or moderate income housing.
(k)    Except as set forth in Schedule 5.15(k) or as set forth on any Survey, neither any Company, any Company Subsidiary, nor, to the knowledge of the Companies, any Specified Entity have been advised by any Governmental Authority that any Owned Real Property is, and to the knowledge of the Companies, no Owned Real Property is, (i) currently classified or regulated (or is under investigation by any Governmental Authority) as an endangered habitat or (ii) currently affected by endangered species under federal, state or local Legal Requirements.
(l)    Except for (i) preliminary lien notices issued in the ordinary course of business and (ii) bills and charges that are outstanding in the ordinary course of business and not older than ninety (90) days from date of invoice, and except as set forth on Schedule 5.15(l), there has been no material or labor furnished to or on the Owned Real Property for which payment has not been made and neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity has received a notice of any claims of non-payment or claims of liens by any contractors, subcontractors, suppliers, mechanics, materialmen or artisans with respect to any work performed on or materials furnished to the Owned Real Property.
(m)    Complete and correct copies of the results of the most current material soil tests or environmental and other reports concerning the Owned Real Property that are in the possession and control of Companies and the Company Subsidiaries have been made available to Buyer. The Companies have delivered true and complete copies of all Federal Emergency Management Agency (FEMA) Letters of Map Revision and Conditional Letters of Map Revision, if any, in possession of the Companies for all affected Owned Real Property.

5.16    Leased Real Property. Schedule 5.16 contains a true and complete list as of the date hereof of (i) all Leased Real Property and (ii) all Existing Leases. Neither any Company nor any Company Subsidiary is the sublandlord or licensor under any sublease or license with respect to the Leased Real Property. The Companies and the Company Subsidiaries, as applicable, have valid leasehold interests in the Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances, except where the failure to have such valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets or the operation of the Business, in each case, taken as a whole. The Companies have delivered or made available to the Buyer, prior to the date hereof, true, correct and complete copies of all Existing Leases. With respect to the Existing Leases, as of the date hereof, neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any other party to any Existing Lease is in breach thereof or default thereunder, except for such breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of business of the Companies and the Company Subsidiaries, taken as a whole.
5.17    Contract Property; Real Estate Purchase Agreements. Schedule 5.17 contains a true and complete list of each Contract Property and each Real Estate Purchase Agreement, together with the date of each Real Estate Purchase Agreement and any deposit or other payment made by the applicable Company, applicable Company Subsidiary or applicable Specified Entity pursuant to such Real Estate Purchase Agreement. With respect to all Real Estate Purchase Agreements, neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity nor any other party to any such contract is in material breach thereof or material default thereunder and, to the knowledge of the Companies, there does not exist thereunder any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Company, any Company Subsidiary, any Specified Entity or any other party. Except as set forth on Schedule 5.17, all Real Estate Purchase Agreements are in full force and effect and are binding and enforceable in accordance with their terms, subject to the Equitable Exceptions. On or prior to the date hereof, the Companies have made available to the Buyer a copy of each written Real Estate Purchase Agreement.

5.18    Home Sale Contracts. Set forth on Schedule 5.18 is (i) a true and complete list of Home Sale Contracts as of the date of this Agreement, (ii) with respect to each such contract, the purchase price, date of sale, customer deposit amount and estimated closing date, and (iii) a true and complete list of each Home Sale Contract, as of the date of this Agreement, which is for the construction of a home on a lot owned by a home buyer. Except as noted in Schedule 5.18, (A) all Home Sale Contracts are in full force and effect and are binding and enforceable in accordance with their terms, subject to the Equitable Exceptions, and (B) no buyer under any Home Sale Contract is entitled to receive any monetary concession or other form of compensation from the Companies, the Company Subsidiaries or, to the knowledge of the Companies, the Specified Entities in connection with its purchase of a residential home other than as set forth in such buyer’s Home Sale Contract. Neither any Company, any Company Subsidiary nor, to the knowledge of the Companies, any Specified Entity nor any buyer of a residential home is in default in any material way under any of the Home Sale Contracts, except to the extent that such defaults, in the aggregate, would not reasonably be expected to be material to the Business or the Purchased Assets, taken as a whole. The forms of all Home Sale Contracts and copies of all “build-on-your-lot” Contracts in effect as of the Closing have been made available to the Buyer.
5.19    Affiliate Transactions. Except as disclosed on Schedule 5.19, neither any Company, any Company Subsidiary nor, to the knowledge of the Company, any Specified Entity is a party to any contract or agreement that is currently in effect with, or involving the making of any payment or transfer of assets to, any stockholder, officer, member, partner or director of any Company or any Affiliate of any Company, in each case, that is necessary to enable the Buyer to conduct the Business as currently conducted by the Companies and the Company Subsidiaries. No Affiliate of the Companies or any Company Subsidiary provides any material services to the Companies or any Company Subsidiary with respect to the Business, and no Affiliate of the Company or any Company Subsidiary will, immediately after the Closing, have any interest in any Purchased Asset, except to the extent contemplated in the Transition Services Agreement.
5.20    Absence of Certain Changes or Events. Except as set forth in Schedule 5.20, since the date of the Audited Balance Sheet to the date of this Agreement, (a) each Company and each Company Subsidiary have conducted their respective businesses in the ordinary course of business, consistent with past practice; and (b) there has been no event, occurrence or development which has had or would reasonably be expected to have a Material Adverse Effect.
5.21    Title to Assets; Sufficiency.
(a)    A Company or a Company Subsidiary has good and valid title to, or a valid and binding leasehold, license or similar interest in, all of the Purchased Assets (other than the Real Property, which shall be governed exclusively by Sections 5.15 and 5.16), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.21(a). Upon delivery to the Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.2, the Companies will thereby transfer to the Buyer good and valid title to, or a valid and binding leasehold, license or similar interest in, such Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances.
(b)    Except as set forth on Schedule 5.21(b) and except for the Excluded Assets, the Purchased Assets, together with the rights provided hereunder and under the Transaction Agreements, constitute all the assets necessary to conduct the Business as currently conducted by the Companies and the Company Subsidiaries, and the tangible Purchased Assets are in sufficient condition (ordinary wear and tear excepted) to enable the Buyer to conduct the Business as currently conducted by the Companies and the Company Subsidiaries, in each case, in all material respects.
5.22    Warranties; Product Recalls.
(a)    Attached to Schedule 5.22(a) is a list of each form of warranty offered by the Companies and the Company Subsidiaries under the Home Sale Contracts. No material liability of any Company or any Company Subsidiary exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any products sold or delivered by any Company or any Company Subsidiary in connection with the Business in material excess of that which exists in the ordinary course of business consistent with historical levels. To the knowledge of the Companies, none of the Companies nor any Company Subsidiary is subject to any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, sold or distributed by or on behalf of the Business.
(b)    There has been no recall, correction, market withdrawal or customer rejection (to the extent such rejection relates to product quality) in the past two years with respect to any products sold by the Business and, to the knowledge of the Companies, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing. To the knowledge of the Companies, neither any Company nor any Company Subsidiary have incorporated into the homes built by them any construction products that are or have been the subject of any class action litigation.
5.23    Brokers. Other than Citigroup Global Markets Inc., no broker, finder or similar intermediary has acted for or on behalf of any Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any Company or any Company Subsidiary or any action taken by them.
5.24    Exclusivity of Representations. The representations and warranties made by the Companies in this Agreement, the Transaction Agreements and the Company Closing Certificate are the exclusive representations and warranties made by the Companies. The Companies hereby disclaim any other express or implied representations or warranties, whether written or oral. The Companies are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of any Company or any Company Subsidiary.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Companies as follows:
6.1    Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Michigan, with requisite power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.
6.2    Binding Obligation. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of the Transaction Agreements, at the Closing will be) duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer are (or, in the case of the Transaction Agreements, at the Closing will be) necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer. This Agreement and each Transaction Agreement have been (or, in the case of the Transaction Agreements, at the Closing will be) duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Agreement constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
6.3    No Defaults or Conflicts. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer and performance by the Buyer of its obligations hereunder and thereunder do not (or, in the case of the Transaction Agreements, at the Closing will not) (i) result in any violation of the constituent documents of the Buyer, (ii) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject and (iii) except for applicable requirements of Antitrust Laws, conflict with or violate any existing Legal Requirement applicable to the Buyer or any of its properties.

6.4    No Governmental Authorization Required. Except as otherwise set forth on Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the Transaction Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby, except for such authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby and thereby.
6.5    Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.
6.6    Sufficient Funds. As of the date of this Agreement, the Buyer has, and as of the Closing Date, will have, sufficient cash in immediately available funds to pay all amounts payable by the Buyer pursuant to ARTICLE 3 and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement. The Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Buyer obtain financing for or in connection with the transactions contemplated by this Agreement.
6.7    Litigation. There is no charge, claim, action, suit or legal proceeding pending or to the knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets before any Governmental Authority with respect to which there is a substantial possibility of a determination that questions the validity or legality of this Agreement or the transactions contemplated hereby or that seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.
6.8    Buyer’s Reliance. The Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Companies and the Company Subsidiaries that it and its representatives have deemed necessary to see or review, and that it and its representatives have had the opportunity to meet with the officers and employees of the Companies and the Company Subsidiaries to discuss the Business and the Purchased Assets. The Buyer acknowledges that no Company nor any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information regarding any Company, any Company Subsidiary, the Business or the Purchased Assets furnished or made available to the Buyer and its representatives, except as expressly set forth in ARTICLE 5 of this Agreement, the Transaction Agreements or the Company Closing Certificate, and neither any Company nor any other Person (including any officer, director, member or partner of any Company or any of its Affiliates) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any “data rooms” (including the virtual data room operated by Intralinks, Inc. (the “Data Room”)), management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Purchased Assets without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE 5 of this Agreement, the Transaction Agreements or the Company Closing Certificate. Notwithstanding the foregoing, nothing in this Section 6.8 is intended to limit or modify the representations and warranties contained in ARTICLE 5. The Buyer acknowledges that, except for the representations and warranties contained in ARTICLE 5 of this Agreement, the Transaction Agreements or the Company Closing Certificate, neither the Companies nor any other Person has made, and the Buyer has not relied on any other express or implied representation or warranty, whether written or oral, by or on behalf of the Companies. The Buyer acknowledges that neither any Company nor any other Person, directly or indirectly, has made, and the Buyer has not relied on, any representation or warranty, including with respect to accuracy or completeness, regarding pro-forma financial information, financial models or modeling tools, budgets, financial projections or any other forward-looking statements of any Company or any Company Subsidiary or generated by any Company, its Affiliates or advisors, and the Buyer will make no claim with respect thereto. Notwithstanding the foregoing in this Section 6.8, the Buyer is not waiving any right to make any claims for Fraud and the above waivers, disclaimers, agreements and acknowledgments do not apply to any matters involving Fraud.
ARTICLE 7

COVENANTS
7.1    Conduct of Business of the Companies.
(a)    Except as expressly permitted by this Agreement, as otherwise set forth on Schedule 7.1 or as required by applicable Legal Requirements, judgment or decree of any Governmental Authority or stock exchange regulations, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, the Companies shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices, and use commercially reasonable efforts to maintain relationships, consistent with past practices, with customers, suppliers, distributors, employees and other Persons having material dealings with the Companies and the Company Subsidiaries in respect of the Business, including Governmental Authorities.
(b)    Except as expressly permitted by this Agreement, as otherwise set forth on Schedule 7.1 or as required by applicable Legal Requirements, judgment or decree of any Governmental Authority or stock exchange regulations, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, the Companies shall not, and shall cause the Company Subsidiaries not to (and, to the extent within their control, the Companies shall cause the Specified Entities not to), undertake any of the actions listed in below in clauses (i) through (xv) of this Section 7.1(b) without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
1.adopt any amendment to the constituent documents of any Company or any Company Subsidiary;

2.make any capital expenditure or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget contained in Schedule 7.1(b)(ii) or otherwise not in excess of $25,000 individually or $250,000 in the aggregate;
3.acquire, or enter into any contract to acquire, any real property;
4.make, or enter into any binding agreement to make, any non-cash distribution or dividend of assets (other than any Excluded Asset) to any of its Affiliates;
5.settle or compromise any material claims, actions or legal proceedings pending or threatened against a Company or any Company Subsidiary arising from, relating to or in connection with any current employee of any Company, any Company Subsidiary or any Specified Entity;
6.incur any Indebtedness for borrowed money (other than performance bonds or letters of credit entered into in the ordinary course of business or drawdowns under any existing Indebtedness of any Company or any Company Subsidiary) attributable to the Business or guaranteed or otherwise secured by the Purchased Assets;
7.(A) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers or employees, except as may be required under existing employment agreements or, with respect to employees who are not “Key Employees” or “Leadership Council Members” (as each such term is defined in Schedule 7.7(e)), such increases as are granted in the ordinary course of business consistent with past practice which do not exceed 3% in the aggregate, or (B) enter into, adopt or amend any Company Plan or any employee benefit plan, program, arrangement, policy or agreement which would be a Company Plan if it were in effect on the date hereof;
8.not terminate the employment (other than for cause) of or hire any Person except in consultation with Buyer;
9.subject to Section 7.1(b)(iii), (A) except in the ordinary course of business, acquire, sell, lease, transfer or otherwise dispose of, any of its property or assets that are material, individually or in the aggregate, to the Business or (B) create any Encumbrance (other than a Permitted Encumbrance) on any of its property or assets;
10.make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;
11.materially amend or modify, become subject to, or voluntarily terminate any Assigned Contract (other than (x) bidding for and entering into contracts with customers, suppliers, land development contractors or trade contractors in the ordinary course of business, (y) terminations of contracts and Existing Leases as a result of the expiration of the term of such contracts or Existing Leases or the default or breach of any counterparty thereto and (z) amendments, modifications and renewals of contracts and Existing Leases in the ordinary course of business);

12.acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
13.make any change in any method of accounting or auditing practice other than those required by GAAP or applicable law;
14.enter into any transaction with an Affiliate, other than transactions between or among the Companies or the Company Subsidiaries or transactions involving solely the Excluded Assets; or
15.agree in writing to take any of the foregoing actions.
Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will (I) give the Buyer, directly or indirectly, rights to control or direct the Business prior to the Closing or (II) prohibit the Companies from distributing, assigning or otherwise transferring any Specifically Excluded Asset. Prior to the Closing, the Companies and the Company Subsidiaries will exercise, consistent with the terms and conditions of this Agreement, control of their businesses and operations.
(c)    The Companies shall promptly advise the Buyer in writing of the occurrence of any matter or event that would cause any of the conditions set forth in Section 8.1 to not be satisfied as of the Termination Date; provided, however, that if the Companies fail to notify the Buyer under this Section 7.1(c), the Buyer shall only be entitled to seek indemnification for breach of this Section 7.1(c) if and to the extent that the Buyer is otherwise entitled to indemnification pursuant to ARTICLE 11 for the breach of any representation or warranty of the Companies contained in ARTICLE 5, and a failure to comply with this Section 7.1(c) shall not cause the failure of any condition set forth in ARTICLE 8 to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 8.1 to be satisfied.

7.2    Access to Information; Confidentiality.
(a)    During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, subject to Section 7.3(a), the Companies shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, employees, offices and other facilities and properties of each Company and each Company Subsidiary as the Buyer, or its authorized representatives may from time to time reasonably request, including via the Data Room. Any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Companies and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither any Company nor any Company Subsidiary shall be required to disclose any information to the Buyer, or its authorized representatives, if doing so could (i) violate any agreement or federal, state, provincial, municipal, local or foreign Legal Requirement to which any Company or any Company Subsidiary is a party or to which any Company or any Company Subsidiary is subject or (ii) result in the waiver of any legal privilege or work product protection of any Company or any Company Subsidiary; provided, however, that the Companies shall use their commercially reasonable efforts to make such information available in a manner that does not result in the occurrence of the matters described in clauses (i) or (ii). Notwithstanding the foregoing, the Companies shall not be required to disclose to the Buyer, or its authorized representatives, any information related to the sale of the Companies, including valuations and materials related to the negotiation of this Agreement.
(b)    Any information provided to or obtained by the Buyer or its authorized representatives pursuant to Section 7.2(a) or 7.3(a) shall be “Evaluation Material” (herein referred to as “Evaluation Material”) as defined in the Confidentiality Agreement, dated as of June 18, 2015, by and between JW Homes and the Buyer (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Buyer shall comply with the terms and provisions of the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing.
(c)    For a three year period following the Closing, the Companies shall keep confidential, and cause the Company Subsidiaries and each of their respective Affiliates to keep confidential, all proprietary or other confidential information relating to the Business and the Purchased Assets acquired by the Buyer pursuant to this Agreement, except (i) as required by Legal Requirements or administrative process, (ii) statements reasonably believed to be truthful made in court, arbitration or mediation proceedings or in documents produced or testimony given in connection with legal process, (iii) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 7.2(c) or (iv) information that has been received following the Closing by the receiving party from a third party who, to the knowledge of the receiving party, is not bound by a duty of confidentiality with respect to such information; provided, however, that in the case of clauses (i) and (ii), the Companies shall, to the extent legally permissible, provide the Buyer with prompt written notice of such requirements, and reasonably cooperate with the other party (at its expense) to the extent it may seek to limit such disclosure.

(d)    For a period of six years after the Closing Date, the Companies and their representatives shall have reasonable access to any books, records or other forms of information with respect to the Business transferred to the Buyer hereunder, where there is a purpose related to the Companies’ prior ownership of the Business or the Purchased Assets, including an audit or inquiry by a Governmental Authority, a Third Party Claim or claim, action, suit or legal proceeding involving a Company Indemnitee. The Buyer shall allow the Companies and their representatives reasonable access to such books and records, and personnel with knowledge thereof and facilities related thereto, during normal business hours. Such access shall be conducted in a manner that does not unreasonably interfere with the business and operations of the Buyer. If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Buyer shall, prior to such disposition, give the Companies a reasonable opportunity, at the Companies’ expense, to segregate and remove such books and records as the Companies may select.
(e)    For a period of six years after the Closing Date, the Buyer and its representatives shall have reasonable access to any books, records or other forms of information with respect to the Business or the Purchased Assets that the Companies or any of their Affiliates may retain after the Closing Date, and personnel with knowledge thereof and facilities related thereto, in each case, during normal business hours. Such access shall be conducted in a manner that does not unreasonably interfere with the business and operations of the Companies. If the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Companies shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select.
7.3    Environmental Conditions.
(c)    Environmental Assessments.
(i)    The Buyer shall have the right to undertake a Phase One of any Owned Real Property.
(ii)    If a Phase One of an Owned Real Property identifies any Environmental Conditions, the Buyer shall, upon reasonable advance notice via email to the Companies, have the right to undertake a Phase Two Environmental Site Assessment, consisting of reasonably focused intrusive testing or sampling addressing the Environmental Conditions identified in the Phase One (a “Phase Two”) (such Phase One and such Phase Two, if any, with respect to an Owned Real Property are collectively referred to as an “Environmental Assessment”).
(iii)    The Companies shall use commercially reasonable efforts to assist and cooperate with the Buyer with respect to the conduct of Environmental Assessments. The Buyer shall use commercially reasonable efforts to complete the Environmental Assessments prior to the Closing Date. If the Buyer, despite the employment of commercially reasonable efforts to do so, is not able to complete the Environmental Assessment with respect to an Owned Real Property prior to the Closing Date, then the Buyer may elect to delay the transfer of such Owned Real Property in accordance with Section 7.3(c) and shall use commercially reasonable efforts to complete the Environmental Assessments with respect to such Owned Real Property prior to the Delayed Transfer End Date.

(d)    Response and Remediation.
(v)    Not later than seven Business Days following the Buyer’s receipt of an Environmental Assessment for an Owned Real Property, the Buyer shall give written notice to the Companies of any Environmental Condition to which the Buyer objects, together with an explanation of the Response and Remediation that the Buyer reasonably believes must be performed to address the Environmental Condition. For the avoidance of doubt, the Buyer may not, however, object to any Known Environmental Condition. Within five Business Days after receiving such notice, the Companies will notify the Buyer as to whether the Companies will undertake Response and Remediation of the applicable Environmental Condition, it being understood that the Companies are under no obligation to do so. If a Response and Remediation is not completed with respect to any such Environmental Condition at or prior to the Closing, then the Buyer may elect to delay the transfer of the affected Owned Real Property in accordance with Section 7.3(c).
(vi)    Not later than two Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Companies in writing), if any Phase One relating to a Contract Property has identified an Environmental Condition, then if the identified Environmental Condition, in the reasonable judgment of the Buyer, presents a significant risk of a material environmental liability or a material adverse effect on the potential development of the Contract Property, the Buyer may elect, by giving written notice to the Companies, to (x) treat the Real Estate Purchase Agreement relating to such Contract Property as an Excluded Asset and (y) reduce the Estimated Purchase Price by the portion of the premium attributable to such Real Estate Purchase Agreement. For the avoidance of doubt, following any such election by the Buyer, the Companies shall have no restriction hereunder in connection with the applicable Real Estate Purchase Agreement (including with respect to termination or assignment thereof).
(e)    Under the circumstances described in the last sentence of Section 7.3(a)(iii) or the last sentence of Section 7.3(b)(i), the Buyer will have the right to delay the transfer of (i) in the case of a Company Owned Real Property, the neighborhood (as set forth in Exhibit C) that contains the affected Owned Real Property or (ii) in the case of a Specified Entity Owned Real Property, the equity interests of the Specified Entity that owns the affected Specified Entity Owned Real Property (each such Owned Real Property or equity interests, an “Environmental Issue Asset”). The Buyer must give written notice of its designation of any Owned Real Property or equity interests as an Environmental Issue Asset not later than two (2) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Companies in writing). If the Buyer gives such a notice, the Environmental Issue Asset will be deemed an Excluded Asset unless and until such time as it is ultimately transferred to the Buyer in accordance herewith and the Buyer may reduce the Estimated Purchase Price by the applicable Delayed Transfer Reduction Amount.
(f)    If, at any time prior to the Delayed Transfer End Date, (i) any Environmental Assessment, the failure to deliver which was the cause of the delayed transfer of an Environmental Issue Asset under Section 7.3(a)(iii), is delivered to the Buyer and (A) such Environmental Assessment identifies no Environmental Condition to which the Buyer objects in accordance with Section 7.3(b)(i) or (B) such Environmental Assessment identifies an Environmental Condition to which the Buyer objects in accordance with Section 7.3(b)(i), but the Buyer receives information from the Companies reasonably documenting the completion of the requested Response and Remediation, (ii) the Buyer receives information from the Companies reasonably documenting the completion of the requested Response and Remediation with respect to any Environmental Issue Asset the transfer of which was delayed under Section 7.3(b)(i) or (iii) the Buyer, in its sole discretion, elects to purchase such Environmental Issue Asset before the Response and Remediation is performed or completed, then (x) the Buyer shall deliver the applicable Delayed Transfer Reduction Amount (provided, that such Delayed Transfer Reduction Amount shall be recalculated using the Book Value of such Environmental Issue Asset as of the date of such transfer, determined in accordance with the Book Value Notes, and any dispute regarding such determination shall be governed by applying Section 3.2, mutatis mutandis) in cash by wire transfer to a bank account designated in writing by the Companies, (y) the applicable Company or Company Subsidiary shall sell, transfer, assign, convey and deliver such Environmental Issue Asset to the Buyer in accordance with the terms and conditions of this Agreement and (z) the parties will execute any documents or instruments of conveyance or assumption and take any further acts which are reasonably necessary or desirable to effect the transfer of such Environmental Issue Asset. From and after the consummation of any transfer contemplated by the foregoing sentence, such Environmental Issue Asset shall be deemed a Purchased Asset.
(g)    From and after the Delayed Transfer End Date, the Buyer shall have no obligation to purchase, and the Companies and the Company Subsidiaries shall have no obligation to sell to the Buyer, any Environmental Issue Asset.

7.4    Public Announcements. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is (a) required by the rules of any stock exchange or (b) upon advice of counsel required by applicable Legal Requirements, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance. Nothing herein shall prevent any party hereto or any of its Affiliates that is a private equity or other investment fund (or a management company in respect thereof), in each case, from making customary disclosures to (a) its direct or indirect investors or (b) potential investors in connection with fundraising activities.
7.5    Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each of the parties hereto shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Each of the parties hereto shall negotiate in good faith between the date hereof and the Closing Date to finalize the terms of the schedules to the Transition Services Agreement.
7.6    Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE 10, except for the transactions contemplated by this Agreement, the Companies will not, and will cause the Company Subsidiaries, and each of their respective directors, officers, agents, employees, general partners, members, stockholders, advisors and representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the interests or all or substantially all the assets of the Companies and the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Companies and the Company Subsidiaries or the Business; provided, that the foregoing shall not restrict any Company’s or any Company Subsidiary’s ability to sell homes or lots to the home buying public pursuant to Home Sale Contracts in the ordinary course of business.
7.7    Employee Matters.
(a)    Within seven (7) days following the date of this Agreement, the Companies shall prepare a schedule setting forth, for each employee of any Company or Company Subsidiary as of the date of this Agreement, such employee’s name, employer, title, hired date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt or non-exempt, annual base salary or wage rate, accrued and unused vacation days, most recent annual bonus received, and current annual bonus opportunity (including information regarding any compensation increases that will be effective in January 2016).

(b)    At least seven (7) days prior to the Closing Date, the Buyer shall offer employment in writing to any employees of the Companies and Company Subsidiaries who are selected by the Buyer in the Buyer’s sole discretion (the “Applicable Employees”), which offers shall contain terms and conditions consistent with Section 7.7(d) hereof. All such offers shall be subject to the Closing and effective as of the Closing Date (or with respect to Applicable Employees who are Inactive Employees, such later date as set forth below). All Applicable Employees who receive such an offer from the Buyer and who commence employment with the Buyer or its Affiliates by performing services for the Buyer or its Affiliates are referred to herein as “Retained Employees.” The employment of each Retained Employee with the Buyer or its Affiliates shall commence upon the date that such Retained Employee first performs services for the Buyer or its Affiliates. For the avoidance of doubt, all Retained Employees (other than Inactive Employees as set forth in Section 7.7(c)) who accept the Buyer’s employment offer shall commence employment with the Buyer immediately following the Closing. The Companies shall cooperate and use their reasonable commercial efforts to assist the Buyer in transitioning Retained Employees to the Buyer as of the Closing Date.
(c)    At the Closing, the Companies shall deliver to the Buyer a list identifying each Applicable Employee who is expected to be an Inactive Employee as of the Closing, along with the reason such Applicable Employee is listed as an Inactive Employee and, if known to the Companies, the date such Applicable Employee is expected to cease to be an Inactive Employee. Inactive Employees shall remain employed by a Company or a Company Subsidiary, as the case may be, until the earlier of the date the Inactive Employee returns to active employment, or the expiration of the Inactive Employee’s leave under such Company’s or such applicable Company Subsidiary’s policies; such Inactive Employee shall become a Retained Employee (if at all) on the first day of the Inactive Employee’s actual return to work from the leave.
(d)    From and after the Closing Date until the six-month anniversary thereof (such period, the “Initial Employment Period”), the Buyer shall provide to each Retained Employee (i) a base salary or base wages at an annual or hourly rate, as applicable, that is either, at the Buyer’s sole discretion: (A) no less than the average base salary or base wages paid to similarly situated employees of the Buyer and its Affiliates during the Initial Employment Period, or (B) no less than the base salary or base wages paid to such Retained Employee immediately prior to the Closing, and (ii) an annual cash incentive opportunity (e.g., performance bonus), and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of the Buyer and its Affiliates during the Initial Employment Period. Notwithstanding the foregoing, nothing herein shall preclude the Buyer or its Affiliates from terminating the employment of any Retained Employee at any time after the Closing, in the Buyer’s or its Affiliate’s sole discretion.
(e)    The Buyer shall be responsible for all severance payments that become due and owing under the terms of the severance schedule set forth on Schedule 7.7(e) hereto (such schedule, the “Severance Schedule”), except as otherwise provided in this Section 7.7(e). If one of the Companies directly pays an amount owed pursuant to the Severance Schedule, the Buyer shall promptly reimburse the Companies for such amount upon receiving a written notice from the Companies (which is undisputed by the Buyer or which, following a dispute from the Buyer, is finally resolved in favor of the Companies) specifying the amount of the severance, the name of the individual entitled to such severance, the date of termination and a brief description regarding the reason for the termination of employment and the Companies acknowledge and agree that Buyer shall not be liable or responsible for making any severance payments directly to such individual. The obligations of the Buyer pursuant to the first two sentences of this Section 7.7(e) are referred to herein as the “Buyer Severance Cost”. The Companies and the Buyer agree that all amounts payable under the Severance Schedule shall be conditioned upon the applicable employee executing and not revoking a release of all claims in a form reasonably satisfactory to the Buyer and the Companies. The Companies and the Company Subsidiaries shall be solely responsible for, and have all liability with respect to, any and all other severance or similar obligations under their respective severance or other policies, plans, agreements, and practices (i.e., any such severance amounts that are not set forth on the Severance Schedule, including any amounts that may be owed under the Employee Retention Plan for JW Homes to the extent not set forth on the Severance Schedule) (collectively, the “Company Severance Costs”). For the avoidance of doubt, the Companies shall be responsible for, and the Buyer shall have no liability in respect of, any “Success Bonus” amounts payable pursuant to the Employee Retention Plan for JW Homes.
(f)    Each Retained Employee’s service with the Companies and Company Subsidiaries, and any prior service with the Buyer and its Affiliates, in each case prior to the Closing Date, will be recognized as if it had been service with the Buyer or its Affiliates, as applicable, for all purposes, including participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of the Buyer and its Affiliates, including, for the avoidance of doubt, severance and vacation benefits. Notwithstanding the foregoing, nothing herein shall result in the duplication of any benefits. With respect to each Retained Employee, effective at the Closing, the Buyer and its Affiliates shall, or shall cause their employee benefit plans to, allow Retained Employees to commence participation, subject to the terms and conditions of each such employee benefit plan, and waive (or, with respect to plans and programs insured through third party insurance carriers, use commercially reasonable efforts to cause insurance carriers to waive) any pre-existing condition, limitation or exclusion, any actively-at-work requirement, evidence of insurability requirement or eligibility waiting period.
(g)    As soon as practicable following the Closing Date, the Companies will pay to each Retained Employee an amount in satisfaction of the balance of that Retained Employee’s accrued and unused paid time-off days (determined as of the date that the Retained Employee separates from employment with the Companies and the Company Subsidiaries, as applicable), less all applicable withholdings.
(h)    The Companies shall retain all obligations to provide continued health coverage in accordance with COBRA (such coverage, “COBRA Coverage”) to (i) all Retained Employees (and their qualified beneficiaries) with respect to qualifying events that occur prior to, in connection with or as a result of the Closing until such time as such Retained Employees (and their qualified beneficiaries) commence participation as an active employee in the Buyer’s group health plan, and (ii) all other current or former employees of the Companies (and their qualified beneficiaries) (such employees and qualified beneficiaries in clauses (i) and (ii), the “COBRA-Eligible Individuals”). The Companies will maintain a group health plan that provides COBRA Coverage to such COBRA-Eligible Individuals for so long as any such COBRA-Eligible Individual is entitled to, or is entitled to elect, COBRA Coverage. If the Companies cease to provide COBRA Coverage to any such COBRA-Eligible Individuals, and as a result such COBRA-Eligible Individual is entitled to elect, and so elects, continued group health coverage under Buyer’s group health plan pursuant to COBRA, the Companies shall reimburse the Buyer for claims paid to such individuals by the Buyer reduced by (x) premiums paid by such individuals associated with such COBRA Coverage and (y) amounts reimbursed to the Buyer under any stop-loss or other related insurance policy.
(i)    The Buyer, its Affiliates and their respective employee benefit plans shall be responsible for all health and welfare benefit claims incurred by any Retained Employee (or any eligible dependent of a Retained Employee) on or after the date that each such Retained Employee’s employment commences with the Buyer or its Affiliate in accordance with Section 7.7(b). For this purpose, claims for health benefits shall be considered to be incurred when the services related to such claims were provided, and claims for other welfare benefits shall be considered to be incurred when the date of disability, injury or loss, as applicable, occurred.
(j)    Subject to, and effective as of, the Closing, the Companies hereby waive and release each of the Retained Employees from any post-termination contractual restrictions enforceable by the Companies on the employment, activities or other conduct of such individuals after their employment or service commences with the Buyer to the extent necessary to permit the Retained Employees to provide services to the Buyer; provided, that the foregoing waiver and release shall not apply with respect to obligations related to confidentiality, trade secrets and non-solicitation of employees.
(k)    Notwithstanding the foregoing provisions of this Section 7.7, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any employee benefit plan, program or arrangement maintained by the Companies, the Buyer or any of their respective Affiliates, (ii) shall limit the right of the Buyer, the Companies or any of their respective Affiliates to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any employee benefit plan, program or arrangement in accordance with its terms, or (iii) create any obligation on the part of the Buyer or any of its Affiliates to continue the employment of any employee for any definite period. The Companies and the Buyer acknowledge and agree that all provisions contained in this Section 7.7 are included for the sole benefit of the Buyer, the Companies and their respective Affiliates, and that nothing herein, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other person, including any employees, former employees, or any participant (or any dependent or beneficiary thereof) in any employee benefit plan, program or arrangement maintained by the Buyer or any of its Affiliates or (ii) to continued employment with the Companies, the Buyer or any of their respective Affiliates or continued participation in any employee benefit plan, program or arrangement.
(l)    The parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement. The Buyer will be responsible for providing any notification that may be required after the Closing under the WARN Act with respect to any Retained Employees. The Companies will be responsible for providing any notification that may be required at or prior to the Closing under the WARN Act with respect to any employees who are not Retained Employees.

7.8    Real Estate and Personal Property Taxes. Real estate and personal property Taxes will be included in the calculation of the Base Book Value Amount, Book Value Estimate and Final Book Value (based on a daily proration determined in accordance with Schedule 7.8) and governed exclusively by Section 3.2.
7.9    Other Taxes. Notwithstanding anything to the contrary in this Agreement and except as set forth in Section 7.8:
(i)    The Companies shall be liable for and shall pay, and pursuant to Section 11.2, the Companies agree to indemnify and hold harmless the Buyer from and against, (i) any and all Taxes applicable to or arising from the Business, the Purchased Assets and the Assumed Liabilities (such Taxes to include, but not be limited to, any sales or use Taxes required to be collected and remitted by the Companies or in connection with the Business and any Taxes or penalties resulting from the Companies’ failure to register to collect sales or use Taxes in any jurisdiction in which it was required to have been so registered), other than any Transfer Taxes, in each case attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (ii) any and all income Taxes of the Companies applicable to or arising from the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities pursuant to this Agreement or from the extinguishment or retirement of any indebtedness or other obligations of any Company or related to the Business or Purchased Assets (other than the assumption of the Assumed Liabilities) in connection with the transactions contemplated by this Agreement (in each case whether assessed or unassessed and including, any amount relating to Taxes pursuant to a contract or otherwise) (subsections (i) and (ii) together, the “Indemnified Taxes”). For purposes of this Agreement, in the case of Indemnified Taxes payable with respect to any Straddle Period, the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (x) in the case of Taxes that are based upon or related to income or receipts, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (y) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any Indemnified Tax determined with reference to assets held, or otherwise measured by the level of any item thereof, at a particular time shall, for purposes of this Section 7.9, be calculated with reference to the assets held, or the level of such item, at the end of the Closing Date.
(j)    Subject to Section 7.9(c), the Buyer shall be liable for and shall pay, and pursuant to Section 11.2, the Buyer agrees to indemnify and hold harmless the Companies and the Company Subsidiaries from and against any and all Taxes applicable to or arising from the Business, the Purchased Assets and the Assumed Liabilities, to the extent such Taxes are not Indemnified Taxes or Transfer Taxes.
(k)    Notwithstanding anything contained in this Section 7.9 to the contrary, the payment of Transfer Taxes shall not be governed by this Section 7.9, but shall instead be governed by Section 3.6 above.

(l)    The Companies or the Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.9. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax (the “Tax Indemnified Party”) shall give notice to the other party (the “Tax Indemnifying Party”) of the Tax payable and the portion which is the liability of each party (a “Tax Indemnity Notice”), although failure to do so will not relieve the other party from its liability hereunder. The Tax Indemnifying Party shall have a period of fifteen (15) Business Days after the delivery of the Tax Indemnity Notice to present in writing to the Tax Indemnified Party notice of any objections to the contents of such notice. Unless the Tax Indemnifying Party timely objects, the allocation of Taxes provided in the Tax Indemnity Notice shall be binding on the parties without further adjustment, absent manifest error. If the Tax Indemnifying Party shall raise any objections within the relevant period, the Buyer and the Companies shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen (15) days after the delivery of the objecting notice, then the disputed items shall be resolved by the Accounting Firm, whose determination shall be final and binding on the parties. The Accounting Firm shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Accounting Firm shall be borne equally by the Companies and the Buyer.
(m)    After the Closing Date, each of the Companies and the Buyer shall (and shall cause its respective Affiliates to):
(i)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;
(ii)    cooperate fully in preparing for any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Business or the Purchased Assets;
(iii)    make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;
(iv)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.9; and
(v)    furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.
(n)    The Companies shall control the conduct, through counsel of their own choosing at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Business or the Purchased Assets (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to taxable periods (or portions thereof) ending on or before the Closing Date.
(o)    In the case of a Contest that relates to Straddle Periods, the Buyer and the Companies shall jointly control the conduct of such Contest. Neither the Buyer nor the Companies shall settle, compromise and/or concede such Contest without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.
7.10    Bulk Transfer Laws. The Buyer and the Companies hereby waive compliance by the Companies and the Company Subsidiaries with any applicable bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Buyer.
7.11    Title, Survey and Zoning Matters.
(l)    The Buyer will obtain from the Title Company and deliver to the Companies promptly following the date hereof, a commitment for title insurance for each parcel of Homebuilding Property (each, a “Title Commitment” and collectively, the “Title Commitments”) and a Survey and Property Zoning Report for each parcel of Homebuilding Property, all at Buyer’s sole cost.
(m)    With respect to each parcel of Homebuilding Property, not later than seven (7) days following the Buyer’s receipt of the last of the Title Commitment, Survey and Property Zoning Report (the “Property Review Documents”) for that parcel (the “Initial Objection Date”), the Buyer shall give written notice (an “Initial Objection Notice”) to the Companies of any exceptions, issues or requirements contained in the Property Review Documents to which the Buyer objects (“Material Initial Exceptions”). Further, if and to the extent any Property Review Document is revised prior to the Closing Date, not later than five (5) Business Days following the Buyer’s receipt of any such revised Property Review Document, the Buyer may give written notice (a “Supplemental Objection Notice”; collectively with the Initial Objection Notice, the “Objection Notices”) to the Companies of new requirements, issues or exceptions not reflected in the original Property Review Documents or modifications of existing requirements, issues or exceptions reflected in the original Property Review Documents to which the Buyer objects (“Material Supplemental Exceptions”; collectively with the Material Initial Exceptions, the “Material Exceptions”). Notwithstanding the foregoing, the Buyer may not object in any Objection Notice to items that are Permitted Encumbrances and no Permitted Encumbrance may constitute a Material Exception (for purposes of this sentence, however, the definition of “Permitted Encumbrances” shall be read without clause (xi)). Additionally, Buyer may not object to matters shown in a Property Zoning Report unless such objection is to a Homebuilding Property’s failure to be zoned for residential use or to be in material compliance with any zoning requirements.
(n)    The Companies shall use commercially reasonable efforts to assist and cooperate with the Buyer in addressing the Buyer’s comments to the Property Review Documents, regardless of whether such items are the subject of an Objection Notice or are Material Exceptions. However, (i) the Companies have no obligation to incur any third party costs or liabilities in connection with such commercially reasonable efforts and (ii) with respect to any Contract Property, none of the Companies, the Company Subsidiaries nor the Specified Entities have any obligation to take any actions or efforts that are not permitted to be taken by the Companies, the Company Subsidiaries or the Specified Entities, in each case, in their capacity as purchaser under the applicable Real Estate Purchase Agreement. If a Material Exception contained in any Objection Notice is not removed or corrected at or prior to Closing, then the Buyer may elect to delay the transfer of the affected Title Issue Asset in accordance with Section 7.11(f).

(o)    The Buyer shall be deemed to have agreed to accept title to the Owned Real Property at the Closing subject to any or all of the following matters (“Permitted Exceptions”):
(i)    exceptions that do not constitute Material Exceptions;
(ii)    exceptions that would otherwise constitute Material Exceptions but regarding which the Buyer does not timely deliver an Objection Notice in accordance with Section 7.11(b);
(iii)    exceptions that constitute Material Exceptions for any Owned Real Property that the Buyer does not elect to treat as a Title Issue Asset; and
(iv)    exceptions that constitute Material Exceptions for any Owned Real Property that Buyer has elected to treat as a Title Issue Asset, but later elects to purchase prior to the cure or correction of such Material Exceptions, as contemplated by the last sentence of Section 7.11(f).
(p)    The Buyer shall use commercially reasonable efforts to, and the Companies shall use commercially reasonable efforts to assist and cooperate with the Buyer’s efforts (with no obligation to incur any third party costs or liabilities in connection with such commercially reasonable efforts to assist and cooperate) to, obtain an irrevocable “marked-up” commitment from the Title Company at or prior to the Closing Date to issue the Title Policies. The Buyer shall pay all of the base premium costs, all endorsement costs, and all other fees, costs and expenses with respect to the Title Policies. In order to obtain the Title Policies, the Companies, the Company Subsidiaries and the Specified Entities shall be required to deliver the following documents to the Title Company: (i) Owner’s Affidavit and GAP Indemnity (the form of which is set forth on Exhibit J), (ii) Non-Imputation Affidavit and Indemnity (the form of which is set forth on Exhibit K), and (iii) financial information and information regarding on-going construction (collectively, “Title Documents”). If the Title Company has not issued an irrevocable “marked-up” commitment to issue a Title Policy with respect to any Owned Real Property at or prior to the Closing Date, then the Buyer may elect to delay the transfer of the affected Title Issue Asset in accordance with Section 7.11(f).
(q)    Under the circumstances described in the last sentence of Section 7.11(c) or the last sentence of Section 7.11(e), the Buyer will have the right to delay the transfer of (i) in the case of a Company Owned Real Property, the neighborhood (as set forth in Exhibit C) that contains the affected Owned Real Property, (ii) in the case of a Specified Entity Owned Real Property, the equity interests of the Specified Entity that owns the affected Specified Entity Owned Real Property or (iii) solely under the circumstances described in the last sentence of Section 7.11(c), in the case of a Contract Property, the Real Estate Purchase Agreement of which the affected Contract Property is the subject (each such Owned Real Property, equity interests or Real Estate Purchase Agreement, a “Title Issue Asset”). The Buyer must give written notice of its designation of any Owned Real Property, equity interests or Real Estate Purchase Agreement as a Title Issue Asset not later than two (2) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Companies in writing). If the Buyer gives such a notice, the Title Issue Asset will be deemed an Excluded Asset until such time as it is ultimately transferred to the Buyer in accordance herewith and the Buyer may reduce the Estimated Purchase Price by the Delayed Transfer Reduction Amount. Following any such election to delay transfer of a Title Issue Asset, the Companies shall use commercially reasonable efforts to correct or address the matter which caused the transfer delay before the Delayed Transfer End Date. However, (x) the Companies have no obligation to incur any third party costs or liabilities in connection with such commercially reasonable efforts and (y) with respect to any Contract Property, none of the Companies, the Company Subsidiaries nor the Specified Entities have any obligation to take any actions or efforts that are not permitted to be taken by the Companies, the Company Subsidiaries or the Specified Entities, in each case, in their capacity as purchaser under the applicable Real Estate Purchase Agreement. The Buyer may, in its sole discretion, elect to purchase such Title Issue Asset before such matter is corrected or addressed or before the Title Company has issued a “marked-up” irrevocable commitment to issue a Title Policy with respect thereto, in accordance with Section 7.11(g), but subject to Section 7.11(h).
(r)    If, at any time prior to the Delayed Transfer End Date, (i) the Buyer receives information from the Companies reasonably documenting (A) the removal or correction of the applicable Material Exceptions (if any) to the Buyer’s reasonable satisfaction and (B) solely in the case of any Owned Real Property, the Title Company has issued a “marked-up” irrevocable commitment to issue a Title Policy with respect to the Title Issue Asset, or (ii) the Buyer elects, by delivery of written notice to the Companies, to close on the purchase of the Title Issue Asset before the applicable Material Exceptions (if any) are removed or corrected and the Title Company issues an irrevocable “marked-up” commitment to issue a Title Policy, as applicable, then (x) the Buyer shall deliver the applicable Delayed Transfer Reduction Amount (provided, that such Delayed Transfer Reduction Amount shall be recalculated using the Book Value of such Title Issue Asset as of the date of such transfer, determined in accordance with the Book Value Notes, and any dispute regarding such determination shall be governed by applying Section 3.2, mutatis mutandis) in cash by wire transfer to a bank account designated in writing by the Companies, (y) the applicable Company or Company Subsidiary shall sell, transfer, assign, convey and deliver such Title Issue Asset to the Buyer in accordance with the terms and conditions of this Agreement and (z) the parties will execute any documents or instruments of conveyance or assumption and take any further acts which are reasonably necessary or desirable to effect the transfer of such Title Issue Asset. From and after the consummation of any transfer contemplated by the foregoing sentence, such Title Issue Asset shall be deemed a Purchased Asset.
(s)    From and after the Delayed Transfer End Date, the Buyer shall have no obligation to purchase, and the Companies and the Company Subsidiaries shall have no obligation to sell, any Title Issue Asset.
(t)    Nothing in this Section 7.11 shall limit the Companies’ obligations under this Agreement, including Section 7.1(b)(ix).

7.12    FIRPTA Certificate. On or prior to the Closing Date, the Companies shall deliver to the Buyer a certificate in compliance with Treasury Regulation Section 1.1445-2, certifying that neither Company is a foreign person. Notwithstanding anything in this Agreement to the contrary, the Buyer’s sole right if the Companies fail to provide such certificate or certificates shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.
7.13    Support Obligations.
(n)    Cash Bonds. Pursuant to Section 2.1(t), at the Closing, the Companies and the Company Subsidiaries shall transfer the cash collateral deposits shown as “Transferred to Buyer” in Item 9 of Exhibit B, and as also listed on Schedule 7.13(a) (“Cash Bonds”) to the Buyer and, pursuant to Section 2.3(d), the Buyer shall assume certain liabilities and obligations in connection therewith, including any liabilities and obligations backstopped thereby.
(o)    Letters of Credit. The Buyer shall use commercially reasonable efforts to cause the Companies, the Company Subsidiaries and all lenders to be unconditionally released in full from any liability or obligation in respect of any letter of credit or similar ancillary obligation or amount issued for the account of a Company or a Company Subsidiary or in connection with any liability or obligation of a Company or Company Subsidiary and that is listed on Schedule 7.13(b) (“Letters of Credit”), without further recourse to any such Person, at or prior to the Closing, by replacing each Letter of Credit with a new letter of credit or similar instrument issued by or on behalf of the Buyer in form and substance acceptable to the applicable Governmental Authority. If any Letter of Credit is not unconditionally released or extinguished in full at or prior to the Closing, at or prior to the Closing the Buyer shall or shall cause one or more “back stop” letters of credit or cash collateral arrangements, from financial institutions, in amounts and on terms reasonably satisfactory to the Companies and the applicable lender, to be issued for the benefit of the applicable lender to guarantee the reimbursement to such lender of any amounts paid by it under or in respect of the applicable Letter of Credit following the Closing, which “back stop” letters of credit (or renewals thereof) or cash collateral arrangements shall remain in full force and effect until the underlying liability or obligation has been unconditionally released or extinguished in full. The Buyer shall indemnify and hold harmless any such lender, the Companies, and any of their Affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing Letters of Credit from and after the Closing.
(p)    Insured Bonds. From and after the Closing, the Buyer shall use commercially reasonable efforts to promptly (x) cause the Companies, the Company Subsidiaries, JW Parent and all sureties to be unconditionally released in full from any liability or obligation in respect of any surety or performance bond or similar ancillary obligation or amount issued for the account of a Company, a Company Subsidiary or JW Parent or in connection with any liability or obligation of a Company, Company Subsidiary or JW Parent and that is listed on Schedule 7.13(c) (“Insured Bonds”), without further recourse to any such Person and (y) replace each Insured Bond with one or more surety or performance bonds or letters of credit or other forms of security, in amounts and on terms satisfactory to the applicable Governmental Authority or other beneficiary to guarantee the reimbursement to such Governmental Authority or other beneficiary of any amounts paid by it under or in respect of the applicable Insured Bond following the Closing, which bond(s) shall remain in full force and effect until such the underlying liability or obligation has been unconditionally released or extinguished in full. If any Insured Bond is not unconditionally released or extinguished in full at or prior to the date that is ninety (90) days after the Closing Date, the applicable Company or Company Subsidiary or JW Parent shall be permitted to terminate such Insured Bond; provided, that following the Closing, the Companies, the Company Subsidiaries and JW Parent shall have no obligation to pay any renewal fee or premium in respect of any Insured Bond. The Buyer shall indemnify and hold harmless the Companies, the Company Subsidiaries, JW Parent and any of their Affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing Insured Bonds from and after the Closing, including any expenses or fees incurred in connection with any such Insured Bond being called or terminated.

7.14    Change in Corporate Name. Each of the Companies agrees promptly after the Closing to (i) change its respective corporate name and (ii) cause the Company Subsidiaries to change their respective names, in each case, to a name that does not include the words “John Wieland,” “JW,” JW Homes,” “Wieland” or any variation thereof.
7.15    Restrictive Covenants.
(a)    In furtherance of the sale of the Purchased Assets to the Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business, the Companies hereby covenant and agree that, for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, the Companies shall not, and shall cause the Company Subsidiaries and their respective Affiliates that are controlled by the Companies not to: (i) solicit, induce or attempt to persuade any Retained Employee or any agent or supplier of the Business to terminate such employment, agency, supply or business relationship; or (ii) disparage the Business, the Buyer, any of the Buyer’s Affiliates or any of their respective directors, officers, managers, members, stockholders, employees or agents; provided, further, that the restriction contained in the foregoing clause (ii) shall not apply to truthful statements made in court, arbitration or mediation proceedings or in documents produced or testimony given in connection with legal process associated with the transactions contemplated by this Agreement. Notwithstanding the foregoing clause (i), none of the Companies, any Company Subsidiary nor any of their respective Affiliates that are controlled by the Companies shall be precluded from (x) hiring any Retained Employee at least six (6) months after his or her employment with the Buyer or its Affiliates was terminated or (y) employing or contacting any person as a result of general solicitations not specifically directed at the Buyer or its employees; provided, that none of the Companies, the Company Subsidiaries nor any such Affiliates shall be entitled to commence any employment discussions with the Persons listed on Schedule 7.15(a) prior to the date that is six (6) months following the termination of employment of such Person by the Buyer or one of its Affiliates.
(b)    If either of the Companies or the Company Subsidiaries or any of their respective Affiliates that are controlled by either of the Companies or the Company Subsidiaries violates any of its obligations under this Section 7.15, the Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Companies hereby acknowledge that a violation of this Section 7.15 would cause the Buyer irreparable harm which would not be adequately compensated for by money damages. The Companies therefore agree that in the event of any violation of this Section 7.15, the Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against either of the Companies, the Company Subsidiaries or such Affiliate that is controlled by either of the Companies or the Company Subsidiaries, as the case may be, to prevent any violations of this Section 7.15, without the necessity of posting a bond. It is the intent and understanding of each party hereto that if, in any action before any Governmental Authority legally empowered to enforce this Section 7.15, any term, restriction, covenant or promise in this Section 7.15 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Authority.

7.16    Misdirected Assets. From and after the Closing Date, to the extent that the Buyer, on the one hand, or the Companies or any of their Affiliates, on the other hand, is in possession of any assets (including, in the case of the Companies or their Affiliates, any Purchased Asset, or in the case of the Buyer, any Excluded Assets) as to which the other is entitled or to which the other is entitled to the benefit of, in each case, pursuant to this Agreement (the “Misdirected Assets”), the Buyer or the Companies, as applicable, upon becoming aware of such fact, shall promptly use its commercially reasonable efforts to cause the Person having possession of such asset to cause the transfer, assignment, conveyance and delivery of such Misdirected Asset to the other party or its designated Affiliate, in each case without the payment of any additional consideration.
7.17    Lanier Joint Venture. Between the date hereof and the Closing Date, the Companies shall use commercially reasonably efforts to extend the term of the Joint Venture Agreement between JW Homes and Hardeman Properties, Inc., for six months or such other period of time that is mutually agreed by the Companies and the Buyer.
ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
The obligations of the Buyer to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:
8.1    Representations and Warranties Accurate. (i) The representations and warranties of the Companies contained in ARTICLE 5 (other than the Specified Representations of the Companies) shall be true and correct (without giving effect to any qualification as to materiality, material, in all material respects, Material Adverse Effect or similar qualification set forth therein) in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to an earlier specified date, in which case each such representations and warranties shall be true and correct as of such earlier date) and (ii) the Specified Representations of the Companies shall be true and correct (without giving effect to any qualification as to materiality, material, in all material respects, Material Adverse Effect or similar qualification set forth therein) in all respects (other than for de minimis exceptions) on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all respects (other than for de minimis exceptions) as of such earlier date).
8.2    Performance. The Companies shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.
8.3    Officer’s Certificate. Each Company shall have delivered to the Buyer a certificate, signed by an executive officer of the applicable Company, dated as of the Closing Date, certifying the matters set forth in Section 8.1 and Section 8.2, in each case, solely with respect to such Company (the “Company Closing Certificate”).
8.4    Legal Prohibition. On the Closing Date, there shall exist no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental

Authority or court of competent jurisdiction or be in effect no Legal Requirement or judgment that in any case would reasonably be expected to prevent or make illegal the consummation of the transactions contemplated by this Agreement. No Governmental Authority shall have instituted any proceeding which remains pending before any court or Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
8.5    Governmental Approvals. All Governmental Authorities, if any, the consent of which is necessary under any applicable law, including Antitrust Laws, for the consummation of the transactions contemplated by this Agreement and which are set forth on Schedule 8.5 shall have consented to the transactions contemplated by this Agreement.
8.6    Escrow Agreement. The Buyer shall have received the Escrow Agreement, signed by an executive officer of each Company and a duly authorized person on behalf of the Escrow Agent, dated as of the Closing Date.
8.7    Closing Escrow Agreement. The Buyer shall have received the Closing Escrow Agreement, signed by an executive officer of each of the Companies and a duly authorized person on behalf of the Title Company, dated as of the Closing Date.

8.8    Transition Services Agreement. The Buyer shall have received the Transition Services Agreement, signed by an executive officer of each Company, dated as of the Closing Date
8.9    Warranty Services Agreement. The Buyer shall have received the Warranty Services Agreement, signed by an executive officer of each Company, dated as of the Closing Date.
8.10    Owned Office Space Leases . The Buyer shall have received the Owned Office Space Leases, signed by a duly authorized officer of JW Homes, as landlord, dated as of the Closing Date.
8.11    Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
8.12    Transferability of Properties. On the scheduled date of the Closing, (a) the aggregate Delayed Transfer Book Value Reduction Amount for all Delayed Transfer Properties is less than ten percent of the amount equal to (i) the Base Book Value Amount; (ii) plus the Book Value Increase, if any; (iii) minus the Book Value Decrease, if any; and (b) the aggregate Delayed Transfer Premium Reduction Amount for all Delayed Transfer Properties is less than $11,000,000.
ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES
The obligation of the Companies to consummate the Closing contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Companies:
9.1    Representations and Warranties Accurate. (i) The representations and warranties of the Buyer contained in ARTICLE 6 (other than the Specified Representations of the Buyer) that are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties of the Buyer contained in ARTICLE 6 (other than the Specified Representations of the Buyer) that are subject to a materiality qualification shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (iii) the Specified Representations of the Buyer shall be true and correct in all respects (other than for de minimis exceptions) on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier specified date, in which case such representations and warranties shall be true and correct in all respects (other than for de minimis exceptions) as of such earlier date).

9.2    Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.
9.3    Officer’s Certificate. The Buyer shall have delivered to the Companies a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Section 9.1 and Section 9.2 (the “Buyer Closing Certificate”).
9.4    Legal Prohibition. On the Closing Date, there shall exist no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or court of competent jurisdiction or be in effect no Legal Requirement or judgment that in any case would reasonably be expected to prevent or make illegal the consummation of the transactions contemplated by this Agreement. No Governmental Authority shall have instituted any proceeding which remains pending before any court or Governmental Authority of competent jurisdiction seeking to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
9.5    Governmental Approvals. All Governmental Authorities, if any, the consent of which is necessary under any applicable law, including Antitrust Laws, for the consummation of the transactions contemplated by this Agreement and which are set forth on Schedule 8.5 shall have consented to the transactions contemplated by this Agreement.
9.6    Escrow Agreement. The Companies shall have received the Escrow Agreement, signed by an executive officer of the Buyer and a duly authorized person on behalf of the Escrow Agent, dated as of the Closing Date.
9.7    Closing Escrow Agreement. The Companies shall have received the Closing Escrow Agreement, signed by an executive officer of the Buyer and a duly authorized person on behalf of the Title Company, dated as of the Closing Date.
9.8    Transition Services Agreement. The Companies shall have received the Transition Services Agreement, signed by an executive officer of the Buyer, dated as of the Closing Date.
9.9    Warranty Services Agreement. The Companies shall have received the Warranty Services Agreement, signed by an executive officer of the Buyer, dated as of the Closing Date.
9.10    Owned Office Space Leases . The Companies shall have received the Owned Office Space Leases, signed by an executive officer of the Buyer or a designated Affiliate of the Buyer, dated as of the Closing Date.

9.11    Transferability of Properties. On the scheduled date of the Closing, (a) the aggregate Delayed Transfer Book Value Reduction Amount for all Delayed Transfer Properties is less than ten percent of the amount equal to (i) the Base Book Value Amount; (ii) plus the Book Value Increase, if any; (iii) minus the Book Value Decrease, if any; and (b) the aggregate Delayed Transfer Premium Reduction Amount for all Delayed Transfer Properties is less than $11,000,000.
ARTICLE 10

TERMINATION
10.1    Termination. This Agreement may be terminated on or prior to the Closing Date as follows:
(d)    by the mutual consent of the Buyer and the Companies;
(e)    at the election of the Buyer or the Companies if the Closing Date shall not have occurred on or before the date that is ninety (90) days following the date of this Agreement (the “Termination Date”), so long as the terminating party is not in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to have caused any of the conditions set forth in Section 8.1, Section 8.2, Section 9.1 or Section 9.2 (as applicable) not to be satisfied;
(f)    by the Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied), upon written notice to the Companies, if there has been a breach of any representation, warranty, covenant or agreement of the Companies contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, and such breach has not been waived by the Buyer or cured by the Companies within twenty (20) Business Days after receipt by the Companies of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;
(g)    by the Companies (if they are not in breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied), upon written notice to the Buyer, if there has been a breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which breach would cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied, and such breach has not been waived by the Companies or cured by the Buyer within twenty (20) Business Days after receipt by the Buyer of written notice thereof from the Companies or is not reasonably capable of being cured prior to the Termination Date; or
(h)    if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

10.2    Survival After Termination. If this Agreement is terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect. Notwithstanding the foregoing, (x) none of the parties hereto shall have any liability under this Agreement or in respect of such termination, except that the provisions of Section 7.2(b) (Evaluation Material), Section 7.4 (Public Announcements), Section 11.10 (Release), Section 11.11 (No Recourse), Section 11.12 (Specific Performance), Section 12.1 (Expenses), Section 12.11 (Governing Law), Section 12.12 (Consent to Jurisdiction), Section 12.13 (Waiver of Jury Trial) and this Section 10.2 shall each survive such termination, and (y) nothing herein shall relieve any party from any liability for any Willful Breach of the provisions of this Agreement prior to such termination.
ARTICLE 11

INDEMNIFICATION; REMEDIES; RECOURSE
11.1    Survival. Each of the representations and warranties of the Companies contained in ARTICLE 5 or in the Company Closing Certificate (the “Company Representations”) and of the Buyer contained in ARTICLE 6 or the Buyer Closing Certificate shall survive until the eighteen-month anniversary of the Closing Date. Notwithstanding the foregoing, (i) each of the Specified Representations shall survive the Closing Date indefinitely and (ii) the representations and warranties set forth in Section 5.11 (Taxes), shall survive the Closing Date for the applicable statutes of limitations plus thirty (30) days. All covenants and other agreements of the parties set forth in this Agreement, which by their nature are required to be performed prior to the Closing Date shall survive for a period of eighteen (18) months commencing on the Closing Date and all covenants and other agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms plus an additional sixty (60) days. If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 11.4 on or prior to the last date of the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.
11.2    Indemnification by the Companies; Indemnification by the Buyer.
(e)    Subject to the limitations set forth herein, from and after the Closing Date, the Companies agree to indemnify and hold harmless each Buyer Indemnitee from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) that any Buyer Indemnitee incurs arising from, relating to or in connection with (i) the breach of any of the Company Representations (other than the Specified Representations of the Companies and the representations and warranties set forth in Section 5.11 (Taxes)); (ii) the breach of (A) any Specified Representations of the Companies or (B) the representations and warranties set forth in Section 5.11 (Taxes); (iii) the breach of any covenant or agreement made hereunder by the Companies; (iv) any Excluded Liability; and (v) any liabilities or obligations of the Specified Entities that would not constitute Assumed Liabilities if such liabilities or obligations were liabilities or obligations of one of the Companies or the Company Subsidiaries and all of the assets of the Specified Entities constituted Purchased Assets, but only to the extent any such liability or obligation becomes a direct liability or obligation of the Buyer or any of its Affiliates (other than any Specified Entity or BHI or any of their respective Subsidiaries), excluding (x) any debt owed by any Specified Entity or BHI to any Company or any Company

Subsidiary and (y) any such liability or obligation taken into account in the calculation of the Final Purchase Price or reflected in or reserved against in the Financial Statements.
(f)    Subject to the limitations set forth herein, from and after the Closing Date, the Buyer hereby agrees to indemnify and hold harmless each Company Indemnitee from and against any Losses that any Company Indemnitee incurs arising from relating to or in connection with (i) the breach of any representation or warranty of the Buyer in this Agreement (other than the Specified Representations of the Buyer); (ii) the breach of any Specified Representation of the Buyer and the breach of any covenant or agreement made hereunder by the Buyer; and (iii) any Assumed Liability.
(g)    For the purposes of determining under this Section 11.2 (i) whether any representation is inaccurate or whether there has been a breach of any warranty and (ii) the amount of any Losses arising from such inaccuracy or breach, such representation and warranty shall be considered without regard to any qualification by or reference to the words “Material Adverse Effect,” “material,” “materiality,” “in all material respects,” “would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets” or any similar words or qualifications contained therein (other than any qualification or reference contained in (x) the definition of any defined term used herein or (y) the representations and warranties set forth in any of Sections 5.5, 5.6(a), 5.8, 5.13(a), 5.13(b) or 5.20).
11.3    Limitations on Indemnification.
(m)    Notwithstanding anything in this Agreement to the contrary, in no event shall the cumulative indemnification obligations of (x) the Companies under Section 11.2(a)(i) exceed an amount equal to the Indemnity Escrow Amount or (y) the Buyer under Section 11.2(b)(i) exceed an amount equal to the Indemnity Escrow Amount; provided, however, that the limitations set forth in the first sentence of this Section 11.3(a) shall not apply to Losses arising out of or related to Fraud. Further, the cumulative indemnification obligations of the Companies under Section 11.2(a), or the Buyer under Section 11.2(b), shall in no event in the aggregate exceed the amount of net proceeds the Companies received as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, the limitations set forth in the immediately preceding sentence of this Section 11.3(a) shall not apply to Losses incurred by any Buyer Indemnitee arising out of or related to (i) the matters described in Section 11.2(a)(v) or (ii) any Excluded Liability, or by any Company Indemnitee arising out of or related to any Assumed Liability.
(n)    Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Company Indemnitees or the Buyer Indemnitees, respectively, under, (A) in the case of Losses indemnifiable by the Companies pursuant to Section 11.2(a)(i) or (B) in the case of Losses indemnifiable by the Buyer pursuant to Section 11.2(b)(i), unless the aggregate amount of Losses that would otherwise be payable under Section 11.2(a)(i) or Section 11.2(b)(i), respectively, exceeds $2,000,000 (the “Basket Amount”), whereupon the Company Indemnitee or the Buyer Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses in excess of the Basket Amount; provided, however, that the limitations set forth in this Section 11.3(b) shall not apply to Losses arising out of or related to any Fraud.

(o)    Notwithstanding anything in this Agreement to the contrary, unless the Companies determine otherwise in their sole discretion, indemnification payments to any Buyer Indemnitee pursuant this ARTICLE 11 first shall be made from the Indemnity Escrow Account until the Indemnity Escrow Account is exhausted. Any payment made from the Indemnity Escrow Account to any Buyer Indemnitee on behalf of (or for the benefit of) the Companies shall constitute full satisfaction of any obligation of the Companies to make such payment to the applicable Buyer Indemnitee.
(p)    Under no circumstances shall any Indemnitee be entitled to be indemnified for any indirect, consequential, punitive, exemplary or other special damages; provided, that the foregoing exclusion shall not include any damages of the types described above that are payable to a third party or any indirect, consequential, or other special damages that are reasonably foreseeable based on the underlying breach and not speculative. The party seeking indemnification under this ARTICLE 11 shall use its commercially reasonable efforts (x) to mitigate any Losses that form the basis of an indemnification claim hereunder to the extent required by applicable Legal Requirements (it being understood that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this ARTICLE 11, but not in an amount in excess of the amount by which such Losses were actually mitigated) and (y) to make all available claims against any existing applicable third party insurance policies, including the Title Policies.
(q)    No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 3.2 or (iii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

11.4    Indemnification Claim Process. Except as otherwise provided in Section 7.9:
(a)    All claims for indemnification by either a Company Indemnitee or a Buyer Indemnitee under this ARTICLE 11 shall be asserted and resolved in accordance with Section 11.4 and Section 11.5.
(b)    If a Buyer Indemnitee intends to seek indemnification pursuant to this ARTICLE 11 in respect of any Third Party Claim, such Buyer Indemnitee shall promptly notify the Companies in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (to the extent then known) (the “Claims Notice”); provided, that failure to give such notice shall not relieve the Companies of their obligations hereunder except to the extent the Companies shall have been actually prejudiced by such failure.
(c)    If a Company Indemnitee intends to seek indemnification pursuant to this ARTICLE 11 in respect of any Third Party Claim, such Company Indemnitee shall promptly deliver a Claims Notice to the Buyer; provided, that failure to give such notice shall not relieve the Buyer of its obligations hereunder except to the extent the Buyer shall have been actually prejudiced by such failure.
(d)    The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its own expense; provided, that if the Indemnitor is a Company (x) the cost of such defense may be funded from the Indemnity Escrow Account and (y) such Indemnitor shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (provided, that if, in the reasonable opinion of counsel to the Indemnitee, there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of one counsel to the Indemnitee in each jurisdiction for which the Indemnitee reasonably determines counsel is required) and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed); and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money, the Indemnitor (or, if the Indemnitor is a Company, the Escrow Agent from the Indemnity Escrow Account) makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release. The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the

Indemnitor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, elects in writing not to defend any Third Party Claim for which it has assumed the defense, fails to diligently prosecute the defense of such Third Party Claim or is not entitled to assume the defense of such Third Party Claim pursuant to Section 11.4(d), the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to ARTICLE 11, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor. Notwithstanding the foregoing, (i) the Indemnitor shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii) except if the Indemnitor is not entitled to assume the defense of such Third Party Claim pursuant to Section 11.4(d), the Indemnitor may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to such assumption by the Indemnitor of defense of the Third Party Claim; and (iii) the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(f)    The Indemnitee shall provide reasonable cooperation with the Indemnitor in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnitee is seeking indemnification pursuant to this ARTICLE 11 that the Indemnitor has elected to control, including by providing the Indemnitor with reasonable access to books, records, employees and officers (including as witnesses) of the Indemnitee.
11.5    Indemnification Procedures for Non-Third Party Claims. Except as otherwise provided in Section 7.9(b), the Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also state (to the extent then known) (a) that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) if paid or accrued, the date such item was paid or accrued; provided, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been actually prejudiced by such failure. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6    Exclusive Remedy. Notwithstanding anything to the contrary herein, except (i) in connection with a dispute under Section 3.2 (which shall be governed exclusively by Section 3.2) or Section 7.9 (which shall be governed exclusively by Section 7.9), (ii) in respect of a matter for which specific performance is available under Section 11.12 or (iii) in the case of Fraud, the indemnification provisions of this ARTICLE 11 and the Escrow Agreement shall be the sole and exclusive remedy of the Buyer Indemnitees and the Company Indemnitees following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.
11.7    Calculation of Losses; Limitations. The amount of any Loss for which indemnification is provided under this ARTICLE 11 shall be net of any amounts actually recovered by any Indemnitee under any third party insurance policies, including the Title Policies (net of any expenses incurred to recover such amounts) or any other source of indemnification with respect to such Loss (including, with respect to the Warranty Liabilities, the Warranty Services Agreement) and shall be reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. In the event that an insurance or other recovery (including a recovery under the Title Policies) is made by any Indemnitee or a Tax benefit is realized by an Indemnitee, in each case with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then a refund equal to the amount of such recovery or Tax benefit shall be made promptly to the Indemnitor that made or directed such indemnification payments to such Indemnitee.
11.8    Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their Tax Returns accordingly.
11.9    Subrogation. In the event of payment by or on behalf of any Indemnitor to any Indemnitee (including pursuant to this ARTICLE 11) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

11.10    Release. Except in the event of Fraud, each party hereto agrees that none of the current or former officers, directors, managers, employees, stockholders, members or Affiliates of any party hereto as of or prior to the Closing Date (other than the Companies, the Company Subsidiaries, and Wheelock Street Capital, L.L.C. solely with respect to those covenants contained in the agreement entered into and delivered at Closing pursuant to Section 4.2(b)(xv)) shall have any liability or responsibility to the other parties for (and each party hereby unconditionally releases such officers, directors, managers, employees, stockholders, members and Affiliates from) any obligations or liability:
(a)    arising out of, or relating to, the organization, management, operation of the businesses of any Company or any Company Subsidiary relating to any matter, occurrence, action, omission or activity prior to the Closing Date;
(b)    relating to this Agreement and the transactions contemplated hereby;
(c)    arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or
(d)    relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Companies and the Company Subsidiaries, including the Evaluation Material.
11.11    No Recourse. Notwithstanding anything to the contrary herein, except in the case of Fraud, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.
11.12    Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. To the extent any party hereto brings any legal action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (a) the amount of time during which such action, suit or proceeding is pending, plus twenty (20) Business Days, or (b) such other time period established by the court presiding over such action, suit or proceeding.
ARTICLE 12

MISCELLANEOUS
12.1    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
12.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
12.3    Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Transaction Agreements, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Companies and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.
12.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
12.5    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by email (if receipt is not confirmed via return email, the effective date of notice is the date of the original email, so long as notice is provided by alternative means on the next day), or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:
If to the Companies:
Residential Partners, LLC
4125 Atlanta Road SE
Smyrna, GA 30080
Attention:     Gregory Huff
Joel S. Reed
Email:         greg.huff@jwhomes.com
joel.reed@jwhomes.com

And:
Wheelock Street Capital LLC
500 Boylston Street, Suite 1600
Boston, MA 02116
Attention:     Jeff Laliberte
Dan Green
Email:         laliberte@wheelockst.com
green@wheelockst.com

With a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:        Edward T. Ackerman, Esq.
Jeffrey D. Marell, Esq.
Facsimile:         (212) 492-0310
(212) 492-0105
Email:         eackerman@paulweiss.com
jmarell@paulweiss.com
If to the Buyer:
PulteGroup, Inc.
3350 Peachtree Road Northeast, Suite 150
Atlanta, Georgia 30326
Attention: Steven M. Cook, General Counsel
Facsimile: (404) 978-6774
Email: Steve.Cook@PulteGroup.com
With a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Jonathan C. Babb
Facsimile: (312) 853-7036
Email: jbabb@sidley.com
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6    Exhibits and Schedules.
(u)    Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof (which Schedules shall be arranged in sections and subsections numbered to correspond to the applicable representations, warranties or covenants contained in this Agreement) shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face regardless of whether a specific reference to any Schedule is contained in such representation, warranty or covenant. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by any Company to any third party or otherwise imply, that any such matter, information or item is required to be disclosed pursuant to this Agreement, is material or creates a measure for materiality for the purposes of this Agreement.
(v)    The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
12.7    Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
12.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion and any purported assignment without such prior written consents shall be void; provided, however, that the Buyer may assign its rights or obligations to an Affiliate provided that no such assignment relieves the Buyer of any obligations hereunder.
12.9    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in ARTICLE 11, who are intended third party beneficiaries of such provisions.
12.10    Counterparts. This Agreement may be signed in any number of counterparts (including by means of facsimile or portable document format (.PDF) copies) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.11    Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
12.12    Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.
12.13    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.14    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
PULTEGROUP, INC.

By:	/s/ Bruce E. Robinson Name: Bruce E. Robinson Title: Vice President and Treasurer

Signature Page – Asset Purchase Agreement

JW HOMES, LLC

By:	/s/ Gregory Huff Name: Gregory Huff Title: Chief Executive Officer
JW LAND INVESTMENT, LLC

By:     RESIDENTIAL PARTNERS, LLC,
its sole member

By:	/s/ Gregory Huff Name: Gregory Huff Title: Chief Executive Officer

Signature Page – Asset Purchase Agreement